      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          EXTENDED STAY AMERICA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7011                     36-3996573
     (STATE OR OTHER          (PRIMARY STANDARD                 (I.R.S.
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION            EMPLOYER
     INCORPORATION OR           CODE NUMBER)                IDENTIFICATION
      ORGANIZATION)                                            NUMBER)

                           500 E. BROWARD BOULEVARD
                         FT. LAUDERDALE, FLORIDA 33394
                           TELEPHONE (954) 713-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            GEORGE D. JOHNSON, JR.
                            CHIEF EXECUTIVE OFFICER
                          EXTENDED STAY AMERICA, INC.
                           500 E. BROWARD BOULEVARD
                         FT. LAUDERDALE, FLORIDA 33394
                           TELEPHONE (954) 713-1600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

        JOHN T. MCCARTHY, ESQ.                     JOHN J. SABL, ESQ.
          BELL, BOYD & LLOYD                        SIDLEY & AUSTIN
      THREE FIRST NATIONAL PLAZA                ONE FIRST NATIONAL PLAZA
       CHICAGO, ILLINOIS 60602                  CHICAGO, ILLINOIS 60603
      TELEPHONE: (312) 372-1121                TELEPHONE: (312) 853-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                           PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER UNIT(2)     PRICE(2)       FEE
- ----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share......... 5,750,000 shares     $26.50     $152,375,000   $52,544

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 750,000 shares of Common Stock which may be purchased pursuant to an over-allotment option granted by the Company to the Underwriters.
(2) Calculated in accordance with Rule 457(c) and based upon the average of the high and low sale prices of Extended Stay America, Inc. common stock reported on the Nasdaq National Market on May 2 1996, as reported in The
    Wall Street Journal.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          EXTENDED STAY AMERICA, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
            OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1.

       REGISTRATION STATEMENT                     CAPTION OR LOCATION
      ITEM NUMBER AND CAPTIONS                       IN PROSPECTUS
      ------------------------                    -------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.......  Outside Front Cover Page
 2.Inside Front and Outside Back
     Cover Pages of Prospectus......  Inside Front and Outside Back Cover Pages;
                                       Additional Information
 3.Summary Information, Risk
     Factors, and Ratios of Earnings
     to Fixed Charges...............  Prospectus Summary; Risk Factors
 4.Use of Proceeds..................  Use of Proceeds; Management's Discussion
                                       and Analysis of Financial Condition and
                                       Results of Operations
 5.Determination of Offering Price..  Outside Front Cover Page; Price Range of
                                       Common Stock; Underwriting
 6.Dilution.........................  *
 7.Selling Security Holders.........  *
 8.Plan of Distribution.............  Outside Front Cover Page; Underwriting
 9.Description of Securities to be
     Registered.....................  Description of Capital Stock
10.Interests of Named Experts and
     Counsel........................  *
11.Information with Respect to the    Outside Front Cover Page; Prospectus
     Registrant.....................   Summary; Risk Factors; Recent
                                       Developments; Dividend Policy;
                                       Capitalization; Selected Financial Data;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Business; Management; Certain
                                       Transactions; Financing; Principal
                                       Stockholders; Shares Eligible for Future
                                       Sale; Financial Statements
12.Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities.....  *

- ---------------------
*Item inapplicable or answer is negative and omitted from Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 9, 1996

PROSPECTUS
        , 1996

                                5,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

  All of the 5,000,000 shares of Common Stock offered hereby are being issued and sold by Extended Stay America, Inc. The Common Stock is traded on the Nasdaq National Market under the symbol "STAY." On May 2, 1996, the closing sale price of the Common Stock was $26 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

   THE ATTORNEY  GENERAL OF  THE  STATE OF  NEW YORK  HAS  NOT PASSED  ON OR
      ENDORSED THE  MERITS OF  THIS OFFERING.  ANY REPRESENTATION  TO THE
         CONTRARY IS UNLAWFUL.

- --------------------------------------------------------------------------------

                                          PRICE           UNDERWRITING          PROCEEDS
                                         TO THE           DISCOUNTS AND          TO THE
                                         PUBLIC          COMMISSIONS(1)        COMPANY(2)
- -----------------------------------------------------------------------------------------
Per Share........................        $                   $                   $
Total(3).........................      $                   $                   $

- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $500,000.
(3) The Company has granted to the Underwriters an option, exercisable within
    30 days hereof, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be
    $         , $         , and $         , respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as, and if accepted by them, subject to certain prior conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares will be
made in New York, New York, on or about          , 1996.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
             ALLEN & COMPANY
              INCORPORATED
                           CS FIRST BOSTON
                                         SMITH BARNEY INC.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH CS FIRST BOSTON CORPORATION (OTHER THAN CS FIRST BOSTON, INC. OR ANY OF ITS SUBSIDIARIES) OR OTHER PERSONS ENGAGING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context suggests otherwise, references in this Prospectus to the "Company" mean Extended Stay America, Inc. and its subsidiaries and references to the year ended December 31, 1995 mean the period from January 9, 1995, the Company's date of inception, through December 31, 1995. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

  Extended Stay America, Inc. was organized in January 1995 to develop, own, and manage extended stay lodging facilities which are designed to appeal to value-conscious guests. The Company's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended stay lodging providers and hotels in the economy segment of the traditional lodging industry. They feature fully furnished rooms which are generally rented on a weekly basis to guests such as business travelers (particularly those with limited expense accounts), professionals on temporary work assignment, persons between domestic situations, and persons relocating or purchasing a home, with most guests staying for multiple weeks. The Company's facilities provide a variety of features that are attractive to the extended stay guest such as a fully-equipped kitchenette, weekly housekeeping with twice-weekly towel service, color television with cable or satellite hook-up, coin laundromat, and telephone service with voice mail messaging. To help maintain affordability of room rates, labor intensive services such as daily cleaning, room service, and restaurants are not provided.

  The extended stay category is one of the most rapidly evolving sectors of the U.S. lodging industry. From 1992 to 1995, the number of dedicated extended stay rooms increased at a compounded annual growth rate of approximately 3.3%, compared with compounded annual room growth of approximately 1.4% for the overall lodging industry over the same period. However, the vast majority of these rooms have been developed in the high-price end of the category. The economy extended stay sector of the lodging industry appears to present a number of attractive characteristics compared to traditional hotels, including higher occupancy rates and operating margins. Based on published occupancy rates for other participants in the extended stay market, the Company believes that demand in the economy extended stay market is greater, relative to supply, than in the lodging industry generally. The Company is not aware of any operator who serves the economy extended stay market niche on a national level.

  The Company's goal is to become a national provider of economy extended stay lodging. The Company intends to achieve this goal by rapidly developing properties in selected markets, providing high value accommodations for its guests, actively managing its properties to increase revenues and reduce operating costs, and increasing awareness of the economy extended stay concept. Through May 1, 1996, the Company had developed and opened three facilities, acquired four others, and had agreements to acquire two additional facilities. As of such date, the Company had 19 facilities under construction, substantially all of which the Company expects to have opened by the end of 1996. The Company plans to begin construction of approximately 45 additional facilities during the remainder of 1996 and to continue an active development program thereafter. The Company's plans call for the average facility to have approximately 125 extended stay rooms and to take approximately 7-9 months to construct.

  The Company was founded by George D. Johnson, Jr. and H. Wayne Huizenga, who are the two largest shareholders of the Company. Mr. Johnson, who is the President and Chief Executive Officer of the Company, was formerly the President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom, Inc. Mr. Huizenga, who is the Chairman of the Board of Directors of the Company, is the Chairman and Chief Executive Officer of Republic Industries, Inc. and was formerly Vice-Chairman of Viacom, Inc. and Chairman and Chief Executive Officer of Blockbuster Entertainment Corporation. The Company's management team has extensive experience in the acquisition and development of real estate and the operation of properties on a national scale.

  The Company was initially capitalized with approximately $60 million in equity from a group of private investors, a number of whom constitute part of the Company's management team. On December 19, 1995, the Company completed an initial public offering of 5,060,000 shares of Common Stock at a price of $13.00 per share (the "IPO") and a concurrent offering to the Company's then existing shareholders of 2,067,825 additional shares of Common Stock at a price of $12.09 per share, being the initial public offering price per share less the underwriting discounts and commissions (the "Concurrent Offering", and, collectively with the IPO, the "Prior Offerings"). The net proceeds to the Company from the Prior Offerings were approximately $85 million after deduction of the underwriting discounts and commissions and other offering expenses. In addition, pursuant to an existing mortgage facility and a mortgage facility the Company expects to enter into, the Company may be able to borrow up to $400 million to finance its properties.

  The Company was formed in 1995 as a Delaware corporation and its executive offices are located at 500 E. Broward Boulevard, Ft. Lauderdale, Florida 33394 and its telephone number is (954) 713-1600.

                                  THE OFFERING

Common Stock offered(1).............  5,000,000 shares
Common Stock to be outstanding after  27,853,092 shares
 this offering(2)...................
Use of proceeds.....................  To finance the development of additional extended stay lodging facilities and other
                                      general corporate purposes. See "Use of
                                      Proceeds."
Nasdaq National Market Symbol.......  STAY

- --------------------
(1) Assumes no exercise of the over-allotment option granted by the Company to the Underwriters.
(2) Excludes 4,417,060 shares of Common Stock reserved for issuance under the Option Plans (as defined below). As of March 31, 1996, options with respect to 2,436,258 shares of Common Stock have been granted under the Option Plans. Also excludes approximately 116,000 shares of Common Stock the Company expects to issue in connection with a pending acquisition.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's limited operating history and uncertainty as to the Company's future profitability; the ability to meet construction and development schedules and budgets; the ability to develop and implement operational and financial systems to manage rapidly growing operations; the uncertainty as to the consumer demand for economy extended stay lodging; increasing competition in the extended stay lodging market; the ability to integrate and successfully operate acquired properties and the risks associated with such properties; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

                                  YEAR ENDED            THREE MONTHS ENDED
                              DECEMBER 31, 1995           MARCH 31, 1996
                           ------------------------- --------------------------
                             ACTUAL     PRO FORMA(1)    ACTUAL     PRO FORMA(2)
OPERATING STATEMENT DATA:
  Revenue................  $   877,885   $6,983,658  $  1,170,829  $  1,889,586
  Operating expenses.....    2,887,091    6,782,841     2,846,928     3,212,945
  Depreciation and
   amortization..........      146,726    1,041,514       203,343       298,780
  Loss from operations...   (2,155,932)    (840,697)   (1,879,442)   (1,622,139)
  Interest income........      848,510      804,510     1,450,132     1,425,132
  Income taxes...........            0            0             0             0
  Net loss...............  $(1,307,422)  $  (36,187) $   (429,310) $   (197,007)
                           ===========   ==========  ============  ============
Net loss per share(3)....  $     (0.10)  $    (0.00) $      (0.02) $      (0.01)
Weighted average number
 of shares of common
 stock and equivalents
 outstanding(3)..........   12,652,110   13,834,129    22,467,393    22,969,438
                                                       AS OF MARCH 31, 1996
                                                     --------------------------
                                                        ACTUAL     PRO FORMA(4)
BALANCE SHEET DATA:
  Cash and cash equivalents.......................   $104,010,918  $226,010,918
  Total assets....................................    166,369,727   293,394,727
  Long-term debt(5)...............................              0             0
  Shareholders' equity............................    164,533,055   291,558,055

- --------------------
(1) Giving pro forma effect to the acquisition of the Norcross, Georgia lodging facility in January 1996 and the Norcross, Georgia and Riverdale, Georgia lodging facilities in February 1996 (collectively, the "Acquired Facilities"), the acquisition of the Marietta, Georgia lodging facility in August 1995 (the "Marietta Facility"), and the proposed acquisition of the lodging facility in Lakewood, Colorado (the "KHEC Facility") from Kipling Hospitality Enterprise Corporation ("KHEC") as if they all had occurred at the beginning of the period and to the Company operating as a publicly held entity as of such date. See the pro forma financial statements and notes thereto and note 5 to the Company's consolidated financial statements, all of which are contained elsewhere herein.
(2) Giving pro forma effect to the acquisition of the Acquired Facilities and the proposed acquisition of the KHEC Facility as if they had occurred at the beginning of the period. See the pro forma financial statements and notes thereto and note 5 to the Company's consolidated financial statements, all of which are contained elsewhere herein.
(3) See notes 2 and 5 to the Company's consolidated financial statements contained elsewhere herein.
(4) Giving pro forma effect to the proposed acquisition of the KHEC Facility and this offering as if they occurred on March 31, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.
(5) Does not give effect to future borrowings.

                                 RISK FACTORS

  Prospective purchasers of the shares of Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating an investment in the Common Stock.

LIMITED OPERATING HISTORY AND COSTS ASSOCIATED WITH EXPANSION

  The Company first began operating economy extended stay hotels in August 1995 and has a limited operating history upon which investors may evaluate the Company's performance. The Company has incurred losses to date and there can be no assurance that the Company will be profitable in the future. Given the substantial development and financing expenses relating to the Company's expansion, it expects to have net losses for the foreseeable future.

DEVELOPMENT RISKS

  The Company intends to grow primarily by developing additional Company-owned lodging facilities. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue or profitability levels once opened, the risk of competition for suitable development sites from competitors which have greater financial resources than the Company, the risks of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the Americans with Disabilities Act), and general economic and business conditions. Although the Company intends to manage development to reduce such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations. As of May 1, 1996, the Company operated seven facilities (Spartanburg, South Carolina; Columbia, South Carolina; Marietta, Georgia; Norcross, Georgia (2); Riverdale, Georgia; and Downers Grove, Illinois). As of such date, the Company had 19 facilities under construction, substantially all of which the Company expects to have opened by the end of 1996. The Company plans to begin construction of approximately 45 additional facilities during the remainder of 1996 and to continue an active development program thereafter. There can be no assurance, however, that the Company will complete the development and construction of the facilities or will acquire each of the planned properties and complete development of a Company-owned facility thereon, or that any such developments will be completed in a timely manner or within budget.

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company's rapid development plans will require the implementation of enhanced operational and financial systems and will require additional management, operational, and financial resources. For example, the Company will be required to recruit and train property managers and other personnel for each new lodging facility as well as additional accounting personnel. In addition, the Company needs to complete the development of a systemwide integrated computer network. There can be no assurance that the Company will be able to manage its expanding operations effectively. The failure to implement such systems and add such resources on a cost-effective basis could have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  The economy extended stay segment of the lodging industry, in which the Company operates, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices, or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. The Company's principal assets will consist of real property, and real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies, and the inability of the Company to dispose of an investment when it finds disposition to be advantageous or necessary, will not have a material adverse impact on the Company.

COMPETITION IN THE LODGING INDUSTRY

  There is no single competitor or small number of competitors of the Company that is or are dominant in the economy extended stay market. However, some of the Company's indirect competitors have substantially larger networks of locations and greater financial resources than the Company. A number of major lodging companies recently have announced their intent to aggressively develop extended stay lodging properties which may compete with the Company's properties. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered, and quality of customer service. The Company considers the location of its lodging facilities, the reasonableness of its room rates, and the services and guest amenities provided by it to be among the most important factors in its business. Demographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which the Company's facilities compete, thereby adversely affecting the Company's operations. See "Business-- Competition."

RISKS ASSOCIATED WITH ACQUISITIONS

  Although the Company expects that the construction and development of new extended stay lodging facilities will be its primary means of expansion, the Company has also made, and may continue making, acquisitions of existing extended stay lodging facilities or other properties that are suitable for conversion to the extended stay concept. There can be no assurance that the Company will be able to acquire other extended stay lodging facilities on terms favorable to the Company. When the Company does make such acquisitions, it encounters various associated risks, including possible environmental and other regulatory costs, goodwill amortization, diversion of management's attention, and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

RISKS OF BORROWING

  The Company expects to incur substantial borrowings in connection with its expansion. Pursuant to an existing mortgage facility and a mortgage facility the Company expects to enter into, the Company may be able to borrow up to $400 million to finance its properties, depending on certain conditions. This compares to total equity of $291.6 million as of March 31, 1996, including assumed net proceeds from this offering of approximately $124.0 million and the issuance of shares of Common Stock in connection with the proposed acquisition of the KHEC Facility. These borrowings will be secured by mortgages on the Company's properties and various accounts and other assets. The Company may incur additional debt from time to time. See "--Need for Additional Capital." Leverage increases the risks to the Company of any variations in its results, construction cost overruns, or any other factors affecting its cash flow or liquidity. In addition, the Company's interest costs could increase as the result of general increases in interest rates because a portion of the Company's borrowings under these facilities will bear interest at floating rates, the rates on individual term loans under these facilities will depend on the level of prevailing yields on U.S. Treasury securities at the times loans are made, and additional borrowings may bear interest at floating rates. See "Financing."

NEED FOR ADDITIONAL CAPITAL

  The extent to which the Company will be able to borrow under mortgage facilities will be dependent on the Company meeting certain conditions and maintaining certain reserves. In addition, the mortgage facilities may restrict the ability of the Company to incur additional debt in the future. Although the Company is unable to quantify its needs for additional financing, the Company expects that it will need to procure additional financing over time, the amount of which will depend on a number of factors including the number of properties the Company constructs or acquires and the cash flow generated by its properties. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any future debt financings or issuances of preferred stock by the Company will be senior to the rights of the holders of Common Stock, and any future issuances of Common Stock will result in the dilution of the then existing shareholders' proportionate equity interests in the Company.

RESTRICTIONS ON OPERATIONS IN MORTGAGE FACILITIES

  The Company's financing arrangements contain a number of provisions that impose restrictions on the Company which could, under certain circumstances, limit the Company's operating and financial flexibility and adversely affect its results of operations. These provisions include restrictions on the ability of the Company to incur additional indebtedness, prepay indebtedness, declare dividends, enter into certain financing arrangements, acquire or dispose of certain assets, or make certain investments. In addition, the Company's ability to utilize these mortgage facilities is subject to it meeting certain conditions. See "Financing."

NEW MANAGEMENT

  Since its formation in January 1995, the Company has recruited a management team, most of whom have had no prior experience in the lodging industry. The Company's success depends upon the ability of these individuals to develop expertise in managing such business. See "Management--Directors and Officers."

IMPACT OF ENVIRONMENTAL REGULATIONS

  The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances, and regulations. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. The Company attempts to minimize its exposure to potential environmental liability through its site-selection procedures. The Company typically secures an option to purchase land subject to certain contingencies. Prior to exercising such option and purchasing the property, the Company conducts a Phase I environmental assessment (which generally involves a physical inspection and database search, but not soil or groundwater analyses). Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

LOSSES IN EXCESS OF INSURANCE COVERAGE

  The Company intends to maintain comprehensive insurance on each of its properties, including liability, fire, and extended coverage, in the types and amounts customarily obtained by an owner and operator in the Company's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes, and floods, that may be uninsurable or not economically insurable. The Company uses its discretion in determining amounts, coverage limits, and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RELIANCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the efforts and abilities of its senior management and key employees, particularly Mr. George
D. Johnson, Jr., President and Chief Executive Officer, and Mr. Robert A. Brannon, Senior Vice President and Chief Financial Officer. The loss of the services of any of these individuals could have a material adverse effect upon the Company. See "Management--Directors and Officers." The Company does not have employment or consulting agreements with any of its officers other than Mr. Harold E. Wright nor does it carry key man life insurance on any of its officers.

CONTROL OF THE COMPANY BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  As of March 31, 1996, George D. Johnson, Jr., H. Wayne Huizenga, and Stewart
H. Johnson beneficially owned approximately 47.6% of the outstanding shares of Common Stock of the Company and these individuals together with other executive officers and directors of the Company as a group owned approximately 56.3% of the outstanding shares of Common Stock. By reason of such holdings, such shareholders acting as a group will be able to effectively control the affairs and policies of the Company and will be able to elect a sufficient number of directors to control the Company's Board of Directors and to approve or disapprove any matter submitted to a vote of the shareholders, including certain fundamental corporate transactions (such as certain mergers and sales of assets) requiring shareholder approval. See "Principal Shareholders." In addition, the Company's debt agreements contain, and future financing arrangements may contain, provisions regarding the composition of the Company's Board of Directors. See "Financing."

ANTITAKEOVER EFFECT OF CHARTER, BYLAWS, STATUTORY PROVISIONS, AND FINANCING ARRANGEMENTS

  The ownership positions of Messrs. George D. Johnson, Jr., H. Wayne Huizenga, and Stewart H. Johnson and the other executive officers and directors of the Company as a group, together with the anti-takeover effects of Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon acquirors of 15% or more of the Common Stock, and of certain provisions in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring, or preventing a change of control of the Company, even if such event would be beneficial to shareholders. For example, the Certificate of Incorporation requires that all shareholder action must be effected at a duly-called annual or special meeting of shareholders, and the Bylaws require that shareholders follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any meeting of shareholders. In addition, the Company's Certificate of Incorporation authorizes "blank check" preferred stock, so that the Company's Board of Directors may, without shareholder approval, issue preferred shares through a shareholders rights plan or otherwise which could inhibit a change of control. In the event that the current members of the Company's Board of Directors cease to constitute a majority of the Board or either Mr. George D. Johnson, Jr. or Mr. Huizenga cease to be a member of the Board, amounts outstanding under its financing arrangements would become immediately due. See "Principal Shareholders," "Financing," and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  At March 31, 1996, the Company had 22,853,092 shares of Common Stock outstanding, 7,850,062 of which were freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. The remaining 15,003,030 shares of Common Stock will become eligible for sale in the public market at various times, subject to compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144 or Rule 144A, or registration under the Securities Act. The holders of these shares have agreed that they will not sell any shares of Common Stock held by them until June 11, 1996 without the consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), one of the representatives of the Underwriters, subject to certain exceptions, including pursuant to a foreclosure by a lender on a loan for which shares of Common Stock have been pledged as collateral. The Company has registered under the Securities Act all of those 15,003,030 shares of Common Stock so that such shareholders may make resales in the public market of their Common Stock upon expiration of their lock-up agreements described above. The holders of approximately 13.3 million shares of Common Stock (including all shares beneficially owned by the Company's directors and executive officers) have agreed that they will not sell any shares of Common Stock for a period of 90 days from the date of this Prospectus without the consent of DLJ, subject to exceptions similar to those contained in their prior lock-up agreements. The Company also has registered under the Securities Act 4,000,000 shares of Common Stock which may be issued from time to time in connection with potential future acquisitions of various businesses and resales of such shares by the recipients thereof, and the Company has issued an aggregate of 722,237 of such shares of Common Stock and expects to issue approximately 116,000 shares of Common Stock in connection with the proposed acquisition of the KHEC Facility. See "Recent Developments." The Company also intends to register under the Securities Act all shares reserved for issuance under the 1995 Plan, the 1996 Plan, and the Directors' Plan (each as defined below and collectively the "Option Plans"). Shares so registered could be sold in the public market. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for sale will have on the market price for shares of Common Stock prevailing from time to time. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

  The Company intends to retain its earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's debt agreements contain, and future financing agreements may contain, limitations on the payment of cash dividends or other distributions of assets. See "Dividend Policy."

                              RECENT DEVELOPMENTS

  On January 26, 1996, the Company acquired substantially all of the assets of Apartment/Inn, L.P., a Georgia limited partnership ("Apartment/Inn"). Apartment/Inn owned and operated a 196-room economy extended stay lodging facility in Norcross, Georgia which is similar in concept to the Company's lodging facilities. In consideration for such acquisition, the Company issued an aggregate of 293,629 shares of Common Stock. The acquisition was accounted for using the purchase method of accounting. For historical and pro forma financial information concerning this acquisition, see "Index to Financial Statements--Apartment/Inn, L.P." and "--Pro Forma Financial Statements of Extended Stay America, Inc. and Subsidiaries."

  On February 23, 1996, the Company acquired substantially all of the assets of Hometown Inn I, LTD and Hometown Inn II, LTD (collectively "Hometown Inn"). Hometown Inn owned and operated a 130-room economy extended stay lodging facility in Norcross, Georgia and a 144-room economy extended stay lodging facility in Riverdale, Georgia, both of which are similar in concept to the Company's lodging facilities. In consideration for such acquisition, the Company issued 428,608 shares of Common Stock and paid an additional $75,000 in cash. The acquisition was accounted for using the purchase method of accounting. For historical and pro forma financial information concerning this acquisition, see "Index to Financial Statements--Hometown Inn I, LTD and Hometown Inn II, LTD" and "--Pro Forma Financial Statements of Extended Stay America, Inc. and Subsidiaries."

  On April 23, 1996, the Company entered into an agreement to acquire substantially all of the assets of American Apartmen-Tels Investors II, L.P. ("AATI") which owns and operates a 59-room extended stay lodging facility in Lenexa, Kansas for a purchase price of approximately $3.3 million in cash. This purchase includes adjacent land on which the Company intends to build a new 60-room economy extended stay lodging facility. On May 1, 1996, the Company also entered into an agreement to acquire the KHEC Facility, a 145-room traditional lodging facility located in Lakewood, Colorado, which the Company intends to remodel and convert to the economy extended stay format. The purchase price will be approximately $3.0 million, which the Company expects to pay by delivering shares of Common Stock. The Company expects to account for these acquisitions using the purchase method of accounting. Consummation of these proposed acquisitions is subject to a number of conditions.

                                USE OF PROCEEDS

  The net proceeds to the Company from this offering are estimated to be approximately $124.0 million ($142.6 million if the Underwriters' over-allotment option is exercised in full) assuming a public offering price of $26.00 per share (the closing sale price of the Common Stock on May 2, 1996 on the Nasdaq National Market) and after deduction of the estimated underwriting discounts and commissions and other offering expenses. The Company intends to use substantially all of such net proceeds to expand its business by developing additional economy extended stay lodging facilities and for other general corporate purposes. Pending use of the proceeds as set forth above, they will be invested in short-term interest bearing investments.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock began trading in the Nasdaq National Market on December 14, 1995. The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock as quoted on the Nasdaq National Market. On May 2, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $26 per share. At March 31, 1996, there were approximately 150 record holders and approximately 3,500 beneficial holders of Common Stock.

                                                                   PRICE RANGE
                                                                 OF COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
      Year Ended December 31, 1995:
        Fourth Quarter (from December 14, 1995)................. $28     $20 1/4
      Year Ended December 31, 1996:
        First Quarter...........................................  31 1/4  20
        Second Quarter (through May 2, 1996)....................  27 1/4  22

                                DIVIDEND POLICY

  The Company has not paid dividends on its Common Stock, and the Board of Directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes and, therefore, does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's debt agreements contain, and future financing agreements may contain, a minimum net worth covenant and limitations on payment of any cash dividends or other distributions of assets, which covenants and limitations could restrict the Company's ability to pay dividends. See "Financing."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give pro forma effect to this offering (based upon an assumed offering price of $26.00 per share) and the acquisition of the KHEC Facility. This table should be read in conjunction with the selected financial data, the historical and pro forma financial statements of the Company, and the related notes thereto contained elsewhere herein.

                                                         MARCH 31, 1996
                                                    --------------------------
                                                       ACTUAL      PRO FORMA
      Long-term debt(1)............................ $          0  $          0
      Shareholders' equity:
        Preferred Stock, par value $.01 per share,
         10,000,000 shares authorized; no shares
         issued and outstanding....................            0             0
        Common Stock, par value $.01 per share,
         200,000,000 shares authorized; 22,853,092
         shares issued and outstanding; 27,969,438
         shares issued and outstanding pro forma...      228,531       279,694
        Additional paid-in capital.................  166,041,256   293,015,093
        Accumulated deficit........................   (1,736,732)   (1,736,732)
                                                    ------------  ------------
          Total shareholders' equity(2)............  164,533,055   291,558,055
                                                    ------------  ------------
          Total capitalization..................... $166,369,727  $293,394,727
                                                    ============  ============

- ---------------------
(1) Does not give effect to future borrowings.
(2) Excludes 2,436,258 shares of Common Stock subject to issuance upon exercise of outstanding stock options and 1,980,802 additional shares reserved for issuance under the Option Plans at March 31, 1996.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below has been derived from the historical and pro forma financial statements of the Company and from the historical financial statements of Welcome Inn America 89-1, L.P. ("Welcome"). The selected financial data for Welcome is included because Welcome may be deemed to be a predecessor of the Company. The historical financial statements of the Company for the year ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report thereon appears elsewhere herein. The financial data for such year is not necessarily indicative of results for subsequent periods. The pro forma data is unaudited but, in the opinion of management, all pro forma adjustments necessary to reflect the effects of these transactions have been made. The historical financial statements of Welcome for the years ended December 31, 1992, 1993, and 1994, and for the period from January 1, 1995 through August 18, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through August 18, 1995 thereon appears elsewhere herein. Operating statement data for the three months ended March 31, 1995 and 1996 and balance sheet data as of March 31, 1996 are derived from unaudited financial statements of the Company included herein. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for the fair presentation of its financial position and the results of its operations for these periods. The selected financial data set forth below for the year ended December 31, 1991 has been derived from Welcome's unaudited internal financial statements and reflects all adjustments which management considers necessary for a fair and consistent presentation of the results of operations for that period. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the historical and pro forma financial statements and related notes thereto of the Company and the historical financial statements and related notes thereto of Welcome, Apartment/Inn, Hometown Inn, and KHEC contained elsewhere herein.

                                  THE COMPANY

                                                   FOR THE THREE
                               YEAR ENDED           MONTHS ENDED    FOR THE THREE MONTHS
                            DECEMBER 31, 1995      MARCH 31, 1995   ENDED MARCH 31, 1996
                         ------------------------  -------------- --------------------------
                                           PRO
                            ACTUAL      FORMA(1)       ACTUAL        ACTUAL     PRO FORMA(2)
OPERATING STATEMENT
 DATA:
  Revenue............... $    877,885  $6,983,658    $            $  1,170,829  $  1,889,586
  Operating expenses....    2,887,091   6,782,841       248,601      2,846,928     3,212,945
  Depreciation and
   amortization.........      146,726   1,041,514                      203,343       298,780
  Loss from operations..   (2,155,932)   (840,697)     (248,601)    (1,879,442)   (1,622,139)
  Interest income.......      848,510     804,510                    1,450,132     1,425,132
  Income taxes..........            0           0                            0             0
  Net loss.............. $ (1,307,422) $  (36,187)   $ (248,601)  $   (429,310) $   (197,007)
                         ============  ==========    ==========   ============  ============
  Net loss per share(3). $      (0.10) $    (0.00)   $    (0.02)  $      (0.02) $      (0.01)
                         ============  ==========    ==========   ============  ============
  Weighted average
   number of shares of
   common stock and
   equivalents
   outstanding(3).......   12,652,110  13,834,129    11,489,017     22,467,393    22,969,438
                         ============  ==========    ==========   ============  ============
                            AS OF
                         DECEMBER 31,
                             1995                                   AS OF MARCH 31, 1996
                         ------------                             --------------------------
                            ACTUAL                                   ACTUAL     PRO FORMA(4)
BALANCE SHEET DATA:
  Cash and cash
   equivalents.......... $123,357,510                             $104,010,918  $226,010,918
  Total assets..........  149,618,649                              166,369,727   293,394,727
  Long-term debt(5).....            0                                        0             0
  Shareholders' equity..  147,222,245                              164,533,055   291,558,055

                        WELCOME INN AMERICA 89-1, L.P.

                                                                    PERIOD FROM
                                                                     JANUARY 1,
                                 YEAR ENDED DECEMBER 31,            1995 THROUGH
                         ------------------------------------------  AUGUST 18,
                          1991(6)     1992       1993       1994        1995
OPERATING STATEMENT
 DATA:
  Revenue............... $ 686,970  $ 866,314  $999,371  $1,079,287   $712,837
  Operating expenses....   503,508    502,611   557,002     561,746    367,217
  Depreciation and
   amortization.........   153,066    159,874   138,987     141,362     95,546
                         ---------  ---------  --------  ----------   --------
  Income from
   operations...........    30,396    203,829   303,382     376,179    250,074
  Interest expense......   470,698    398,650   382,306     360,639    272,152
                         ---------  ---------  --------  ----------   --------
  Net income (loss)..... $(440,302) $(194,821) $(78,924) $   15,540   $(22,078)
                         =========  =========  ========  ==========   ========

- ---------------------
(1) Giving pro forma effect to the acquisition of the Acquired Facilities and the Marietta Facility and the proposed acquisition of the KHEC Facility as if they all had occurred at the beginning of the period and to the Company operating as a publicly held entity as of such date. See the pro forma financial statements and notes thereto and note 5 to the Company's consolidated financial statements, all of which are contained elsewhere herein.

(2) Giving pro forma effect to the acquisition of the Acquired Facilities and the proposed acquisition of the KHEC Facility as if they had occurred at the beginning of the period. See the pro forma financial statements and notes thereto and note 5 to the Company's consolidated financial statements, all of which are contained elsewhere herein.

(3) See notes 2 and 5 to the Company's consolidated financial statements contained elsewhere herein.

(4) Giving pro forma effect to the proposed acquisition of the KHEC Facility and this offering as if they occurred on March 31, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.

(5) Does not give effect to future borrowings.

(6) The Marietta Facility commenced operations in February 1991.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company was organized in January 1995 to develop, own, and manage extended stay lodging facilities. The Company began construction of its first lodging facility in Spartanburg, South Carolina on February 1, 1995. This facility was completed and commenced operations in August 1995. The Company's activities during the quarter ended March 31, 1995 consisted of corporate organization, site selection, and site development. The Company did not have operating facilities or other revenue sources during the quarter ended March 31, 1995. On May 1, 1995, the Company contracted to manage an extended stay facility in Marietta, Georgia which was subsequently acquired by the Company on August 18, 1995. On August 18, 1995 the Company also issued 11,718,000 shares (adjusted to reflect a 210-for-1 stock split in October 1995) of Common Stock in exchange for net proceeds of approximately $55.8 million. In October 1995, the Company executed a mortgage facility providing for up to $200 million in mortgage loans, which may be used to finance on a long-term basis newly constructed facilities. The Company completed the Prior Offerings in December 1995 from which it received net proceeds of approximately $85 million.

  As of March 31, 1996 the Company had 5 operating facilities, 17 facilities under construction, and options to purchase 64 sites for development in 23 states. The Company expects to complete the construction of the facilities currently under construction and to commence construction on the majority of these sites under option during 1996. There can be no assurances, however, that the Company will complete the acquisition of the sites under option or, if acquired, commence construction during 1996 and the Company's ability to do so may be materially impacted by various factors including zoning, permitting, and environmental due diligence issues and weather-induced construction delays.

  Although the Company expects that the construction and development of new extended stay lodging facilities will be its primary means of expansion, the Company has also made, and may continue making, acquisitions of existing extended stay facilities or other properties that are suitable for conversion to the extended stay concept.

  During the quarter ended March 31, 1996, the Company acquired three operating facilities (two in Norcross, Georgia and one in Riverdale, Georgia). On January 26, 1996, the Company acquired substantially all of the assets of Apartment/Inn, which owned and operated a 196-room economy extended stay lodging facility in Norcross, Georgia. In consideration for the acquisition, the Company issued an aggregate of 293,629 shares of Common Stock. On February 23, 1996, the Company acquired substantially all of the assets of Hometown Inn which owned and operated a 130-room economy extended stay lodging facility in Norcross, Georgia and a 144-room economy extended stay lodging facility in Riverdale, Georgia. In consideration for the acquisition, the Company issued an aggregate of 428,608 shares of Common Stock and paid an additional $75,000 in cash. These acquisitions were accounted for using the purchase method of accounting.

  On April 23, 1996, the Company entered into an agreement to acquire substantially all of the assets of AATI, which owns and operates a 59-room extended stay lodging facility in Lenexa, Kansas, for a purchase price of approximately $3.3 million in cash. This purchase includes adjacent land on which the Company intends to build a new 60-room economy extended stay lodging facility. On May 1, 1996, the Company also entered into an agreement to acquire from KHEC a 145-room traditional lodging facility located in Lakewood, Colorado, which the Company intends to remodel and convert to the economy extended stay format. The purchase price will be approximately $3.0 million, which the Company expects to pay by delivering shares of Common Stock. The Company will account for these acquisitions using the purchase method of accounting. Consummation of these proposed acquisitions is subject to a number of conditions.

RESULTS OF OPERATIONS

 PROPERTY OPERATIONS

  Property operations for the year ended December 31, 1995 included the Spartanburg, South Carolina property from the date of opening on August 1, 1995 and the Marietta, Georgia facility from the date of acquisition on August 18, 1995. These properties realized average occupancy of 83% and average weekly room rates of $198 for their periods of operation by the Company during 1995. The Company did not have operating facilities during the quarter ended March 31, 1995. The Company began the quarter ended March 31, 1996 with two operating facilities and acquired three additional operating facilities during that quarter. During the period owned by the Company, these properties realized average occupancy of 90% and average weekly room rates of $198 during the quarter ended March 31, 1996.

  The Company recognized total room revenues of $817,133, along with other revenues, consisting of telephone and vending revenues which vary based on occupancy, of $42,977 during 1995. Total room revenues for the quarter ended March 31, 1996 were $1,137,841 and other revenues were $32,988. Property operating expenses, consisting of all expenses directly allocable to the operation of the properties but excluding any allocation of corporate operating expenses and depreciation, were $332,523 or 38.7% of total revenues for 1995 and $442,540 or 37.8% of total revenues for the quarter ended March 31, 1996.

  Depreciation of the cost of the facilities was provided using the straight-line method over the estimated useful lives of the properties. The provision for the period ended December 31, 1995 was $126,772 and the provision for the quarter ended March 31, 1996 was $193,113. These provisions reflect a pro-rata allocation of the annual depreciation charge for the period for which the properties were in operation.

 CORPORATE OPERATIONS

  The Company realized management fees of $17,775 in 1995 from its management of the Marietta facility prior to its acquisition of that facility. The Company has not managed properties for a fee since that property was acquired.

  Corporate operating and property management expenses include all expenses not directly related to the development or operation of facilities. Expenses of $2,042,039 for the year ended December 31, 1995, $1,580,655 for the quarter ended March 31, 1996, and $195,823 for the quarter ended March 31, 1995 consist primarily of personnel expenses, professional and consulting fees, and related travel expenses. The increase in corporate operating and property management expenses for the quarter ended March 31, 1996 as compared with the quarter ended March 31, 1995 reflects an increase in personnel and related expenses in connection with the Company's increased level of operating properties and site development. The total amount of these expenses will increase in the future with the development of additional facilities.

  Site selection costs of $512,529 for the year ended December 31, 1995, $823,733 for the quarter ended March 31, 1996 and $52,778 for the quarter ended March 31, 1995 consist of real estate and construction personnel costs which are not directly related to a site that will be developed by the Company, along with expenditures made to third parties for services and costs related to the investigation of such sites. The increase in these costs for the quarter ended March 31, 1996 as compared with the quarter ended March 31, 1995 reflects the increased level of sites under development. These costs will continue in the future and could increase depending on the rate of expansion because the Company's development personnel must evaluate numerous potential sites in an effort to identify sites meeting the Company's standards.

  Depreciation and amortization in the amount of $19,954 for the year ended December 31, 1995, and $10,230 for the quarter ended March 31, 1996 were provided using the straight-line method over the estimated useful lives of the assets for assets not directly related to the operation of the facilities, including primarily organization costs and office furniture and equipment. These assets were acquired subsequent to March 31, 1995 and therefore no provision for depreciation and amortization was made for the quarter ended March 31, 1995.

  The Company realized $848,510 of interest income during the year ended December 31, 1995 and $1,450,132 during the quarter ended March 31, 1996 which was primarily attributable to the short-term investment of funds received from the initial capitalization of the Company in the third quarter of 1995 and the consummation of the Prior Offerings on December 19, 1995. There were no funds held for investment by the Company during the quarter ended March 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  From the inception of the Company in January 1995 through August 18, 1995, the Company's operations were financed primarily by loans from the Company's two largest shareholders in an aggregate amount of approximately $6.1 million. These loans accrued interest at an annual rate of 8.75% with such interest being capitalized as a cost of development of the Spartanburg, South Carolina facility. The loans were repaid in full in August 1995 from the proceeds of $55.8 million received upon the issuance of 11,718,000 shares (adjusted to reflect a 210-for-1 stock split in October 1995) of Common Stock. In December 1995, the Company completed the Prior Offerings from which the Company received net proceeds of approximately $85 million upon the issuance of 7,127,825 shares of Common Stock.

  The Company had cash balances of $123.4 million as of December 31, 1995 and $104.0 million as of March 31, 1996. Substantially all of the cash balances as of December 31, 1995 and March 31, 1996 were invested in an overnight sweep account with a commercial bank which invests in short-term, interest bearing reverse repurchase agreements for U.S. government securities. The market value of the securities held pursuant to the agreements approximates the carrying amount. In consideration for the three existing facilities acquired by the Company in the quarter ended March 31, 1996, the Company issued Common Stock valued at approximately $17.9 million and paid cash, including the payment of related expenses, of approximately $356,000. In addition, approximately $15.4 million was used to acquire land and develop and furnish the 17 sites under construction during the quarter. This compares to approximately $281,000 used to develop one property during the first quarter of 1995. A total of approximately $2.7 million, less refunds of site deposits of $240,000, was used for site deposits and preacquisition costs in the three months ended March 31, 1996, compared to approximately $120,000 used for such costs in the comparable prior year period.

  The Company expects to finance the construction and development of its lodging facilities principally with its cash balances and with loans under mortgage facilities. The Company has an existing mortgage facility (the "Existing Mortgage Facility") which provides for up to $200 million in loans, subject to certain conditions and limitations, for facilities after completion of construction. The Company also has received a commitment for a new mortgage facility which is expected to provide up to $300 million in mortgage financing, subject to certain conditions and limitations, for completed facilities. The Company expects that, upon completion of this new mortgage facility, it will reduce the size of the Existing Mortgage Facility to $100 million. See "Financing."

  The Company in the future may seek to increase the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Any debt incurred or issued by the Company may be secured or unsecured, with a fixed or variable interest rate, and may be subject to such terms as the Board of Directors of the Company deems prudent. The Company expects that it will need to procure additional financing over time, although there can be no assurance that such financing will be available when needed.

SEASONALITY AND INFLATION

  Based upon the operating history of the Company's facilities, management believes that extended stay lodging facilities are not as seasonal in nature as the overall lodging industry. Management does expect, however, that occupancy and revenues may be lower than average during the months of December and January due to the holiday season. Because many of the Company's expenses do not fluctuate with occupancy, such declines in occupancy may cause fluctuations or decreases in the Company's quarterly earnings.

  The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the revenue or operating results of the Company from its inception on January 9, 1995. There can be no assurance, however, that inflation will not affect future operating or construction costs. See "Risk Factors--Development Risks."

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") has issued Statement No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires the Company to identify properties for which it has committed to an exit plan or which may be otherwise impaired. The fixed assets for such properties must be written down to fair market value. The Company anticipates that the adoption of SFAS 121, required for fiscal years beginning after December 15, 1995, will not result in a reduction of net fixed assets or an increase in expenses in the fiscal year 1996 statement of operations.

  The FASB has also issued Statement No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. Under SFAS 123, companies are encouraged but not required to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value accounting rules. Companies that choose not to record compensation expense under the new rules will be required to disclose pro forma net income and earnings per share under the new method. The Company has not yet determined the financial statement impact of SFAS 123 and has elected not to recognize the impact of this pronouncement in its fiscal 1995 statement of operations, but will disclose as required in the fiscal 1996 financial statements on a pro forma comparative basis the effect of SFAS 123 on net income and earnings per share.

                                    BUSINESS

OVERVIEW

  Extended Stay America, Inc. was organized in January 1995 to develop, own, and manage extended stay lodging facilities which are designed to appeal to value-conscious guests. The Company's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended stay lodging providers and hotels in the economy segment of the traditional lodging industry. They feature fully furnished rooms which are generally rented on a weekly basis to guests such as business travelers (particularly those with limited expense accounts), professionals on temporary work assignment, persons between domestic situations, and persons relocating or purchasing a home, with most guests staying for multiple weeks. The Company's facilities provide a variety of features that are attractive to the extended stay guest such as a fully-equipped kitchenette, weekly housekeeping with twice-weekly towel service, color television with cable or satellite hook-up, coin laundromat, and telephone service with voice mail messaging. To help maintain affordability of room rates, labor intensive services such as daily cleaning, room service, and restaurants are not provided.

  The extended stay category is one of the most rapidly evolving sectors of the U.S. lodging industry. From 1992 to 1995, the number of dedicated extended stay rooms increased at a compounded annual growth rate of approximately 3.3%, compared with compounded annual room growth of approximately 1.4% for the overall lodging industry over the same period. However, the vast majority of these rooms have been developed in the high-price end of the category. The economy extended stay sector of the lodging industry appears to present a number of attractive characteristics compared to traditional hotels, including higher occupancy rates and operating margins. Based on published occupancy rates for other participants in the extended stay market, the Company believes that demand in the economy extended stay market is greater, relative to supply, than in the lodging industry generally. The Company is not aware of any operator who serves the economy extended stay market niche on a national level.

  The Company's goal is to become a national provider of economy extended stay lodging. The Company intends to achieve this goal by rapidly developing properties in selected markets, providing high value accommodations for its guests, actively managing its properties to increase revenues and reduce operating costs, and increasing awareness of the economy extended stay concept. Through May 1, 1996, the Company had developed and opened three facilities, acquired four others, and had agreements to acquire two additional facilities. As of such date, the Company had 19 facilities under construction, substantially all of which the Company expects to have opened by the end of 1996. The Company plans to begin construction of approximately 45 additional facilities during the remainder of 1996 and to continue an active development program thereafter. The Company's plans call for the average facility to have approximately 125 extended stay rooms and to take approximately 7-9 months to construct.

  The Company was founded by George D. Johnson, Jr. and H. Wayne Huizenga, who are the two largest shareholders of the Company. Mr. Johnson, who is the President and Chief Executive Officer of the Company, was formerly the President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom, Inc. Mr. Huizenga, who is the Chairman of the Board of Directors of the Company, is the Chairman and Chief Executive Officer of Republic Industries, Inc. and was formerly Vice-Chairman of Viacom, Inc. and Chairman and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"). The Company's management team has extensive experience in the acquisition and development of real estate and the operation of properties on a national scale.

GROWTH AND DEVELOPMENT STRATEGY

  The Company's goal is to become a national provider of economy extended stay facilities. The Company plans to rapidly develop new economy extended stay lodging facilities. Although the Company expects that the construction and development of new extended stay lodging facilities will be its primary means of expansion, the Company has also made, and may continue making, acquisitions of existing extended stay lodging facilities or other properties that are suitable for conversion to the extended stay concept.

  Through May 1, 1996, the Company has developed and opened three economy extended stay facilities and acquired four other facilities since the Company began operations in 1995. As of such date, the Company had 19 facilities under construction, substantially all of which the Company expects to have opened by the end of 1996. The Company plans to begin construction of approximately 45 additional facilities during 1996 and to continue an active development program thereafter. The Company's strategy is to identify regions of the country that contain the demographic factors necessary to support one or more economy extended stay lodging facilities and to focus its development in those regions in order to obtain the maximum benefit from operational efficiencies. The Company expects target sites will generally have a large and/or growing population in the surrounding area with a large employment base. Such sites also are generally expected to have good visibility from a major traffic artery and be in close proximity to convenience stores, restaurants, and shopping centers.

  For the economy extended stay facilities developed and opened by the Company in Spartanburg, South Carolina, Columbia, South Carolina, and Downers Grove, Illinois, the average development cost was approximately $5.1 million with an average of 133 rooms. The cost to develop a facility varies significantly by geographic location. For the nineteen facilities that were under construction as of May 1, 1996, the estimated average cost is approximately $4.6 million with an average of approximately 125 rooms. The cost of these facilities is expected to vary from a low of approximately $3.7 million to a high of $5.9 million with the number of rooms ranging from a low of 111 to a high of 150.

  Sites for development are selected by the Company's real estate professionals, subject to review and approval by senior management. The Company currently maintains offices in Spartanburg, South Carolina, Park Ridge, Illinois, Bellevue, Washington, Morristown, New Jersey, El Segundo, California, San Rafael, California, and Phoenix, Arizona for these real estate professionals and the construction supervisors for the region. The Company expects to open regional offices in other geographic areas in the future as the Company increases the number of regions in which it is focusing its development. The Company utilizes independent general contractors for the construction of its lodging facilities and is using a number of such contractors depending upon geographic area, costs of construction, and financial and physical capacities of the contractors. The Company's construction personnel will oversee the progress of construction on a regular basis during the development cycle.

  Certain members of the Company's management team have extensive experience in the rapid development of standardized commercial properties nationwide. In connection with past development activities, in particular the nationwide roll-out of Blockbuster video stores, these individuals were responsible for site selection, construction management, and subsequent operation of hundreds of locations.

OPERATING STRATEGY

  The Company's business strategy is to develop the economy extended stay concept by providing an affordable and attractive lodging alternative for value-conscious travelers looking for extended stay accommodations. The Company's goal is to provide its guests with the level of amenities needed to optimize room and occupancy rates while maintaining high operating margins at its facilities. The Company attempts to achieve this goal through the following:

    Appeal to Value Conscious Guests. The Company's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended stay lodging providers and hotels in the economy segment of the traditional lodging industry. As of May 1, 1996, the Company's facilities offered extended stay accommodations for $169 to $269 per week. Room rates at the Company's facilities may vary significantly depending upon market factors affecting such locations. These rates contrast with average weekly rates of approximately $546 for traditional extended stay hotels and approximately $332 for hotels in the economy segment of the lodging industry.

    Lodging Facility Features. The Company's facilities contain a variety of non-labor intensive features that are attractive to the extended stay guest such as a fully-equipped kitchenette, weekly housekeeping with twice-weekly towel service, color television with cable or satellite hook-up, coin laundromat, and telephone service with voice mail messaging.

    Standardized Concept. The Company has developed standardized plans and specifications for its facilities which should lower construction and purchasing costs and establish uniform quality and operational standards. The Company also expects to benefit from the experience of various members of the Company's management team in developing numerous commercial properties to a uniform set of design standards and in operating systems on a cost-effective basis.

    Operating Efficiencies. The Company believes that the design and price level of its facilities attract guest stays of several weeks, which should result in a more stable revenue stream and which, coupled with low-labor amenities, could in turn lead to reduced administrative and operational costs and higher operating margins. In addition, members of the Company's management team have extensive experience in the utilization of sophisticated control and information systems which should enable the Company to manage, on a Company-wide basis, individual facility specific factors such as pricing, payroll, and occupancy levels.

  Each Company facility employs a property manager who is responsible for the operations of the particular property. The property manager shares duties with and oversees a staff typically consisting of an assistant manager, a desk clerk, a maintenance person, and a housekeeping/laundry staff of approximately 8-10 persons (most of whom are part-time employees). The office at each facility is generally open daily from 7:00 a.m. to 11:00 p.m., although an employee normally is on duty twenty-four hours a day to respond to guests' needs.

  The majority of daily operational decisions are made by the property manager. Each property manager is under the supervision of a regional manager who will be responsible for five to ten facilities, depending on geographic location. The regional manager oversees the performance of the property managers in such areas as guest service, property maintenance, and payroll and cost control. The corporate office utilizes state-of-the-art information systems to support its regional managers. Each facility is measured against a detailed revenue and expense budget, as well as against the performance of the Company's other facilities. The Company is developing centralized pricing, purchasing, marketing, and operational procedures in order to achieve operating efficiencies.

  The Company's current operating subsidiaries are ESA Development, Inc. ("ESA Development") and ESA Properties, Inc. ("ESA Properties"), which acquire and develop properties, and ESA Management, Inc. ("ESA Management"), which provides construction and management services for all of the lodging facilities owned by the Company and its subsidiaries. The Company expects that each lodging facility will be owned by a separate single-purpose subsidiary formed for such purpose. See "Financing."

LODGING FACILITIES

  As of May 1, 1996, the Company had seven economy extended stay lodging facilities in operation and nineteen facilities under construction in a total of eleven states. The following table sets forth certain information regarding the Company's lodging facilities that are in operation.

                                                           DATE OPENED   NUMBER
                           LOCATION                        OR ACQUIRED  OF ROOMS
      Spartanburg, South Carolina........................   August 1995   123
      Marietta, Georgia..................................   August 1995   119
      Norcross, Georgia..................................  January 1996   196
      Norcross, Georgia.................................. February 1996   130
      Riverdale, Georgia................................. February 1996   144
      Columbia, South Carolina...........................    April 1996   120
      Downers Grove, Illinois............................      May 1996   154

  The following table sets forth certain information regarding the Company's lodging facilities that are under construction.

                                                                        PLANNED
                                                         ESTIMATED       NUMBER
                        LOCATION                       OPENING DATE     OF ROOMS
      Greensboro, North Carolina................... Second Quarter 1996   129
      Chesapeake, Virginia......................... Second Quarter 1996   132
      Chattanooga, Tennessee....................... Second Quarter 1996   120
      Sharonville, Ohio............................  Third Quarter 1996   130
      Winston-Salem, North Carolina................  Third Quarter 1996   111
      Charleston, South Carolina...................  Third Quarter 1996   126
      Virginia Beach, Virginia.....................  Third Quarter 1996   120
      Maryland Heights, Missouri...................  Third Quarter 1996   150
      Lexington, Kentucky..........................  Third Quarter 1996   126
      Brentwood, Tennessee......................... Fourth Quarter 1996   120
      Springdale, Ohio............................. Fourth Quarter 1996   126
      Little Rock, Arkansas........................ Fourth Quarter 1996   120
      Rolling Meadows, Illinois.................... Fourth Quarter 1996   125
      Novi, Michigan............................... Fourth Quarter 1996   124
      Louisville, Kentucky......................... Fourth Quarter 1996   120
      Itasca, Illinois............................. Fourth Quarter 1996   125
      Memphis, Tennessee........................... Fourth Quarter 1996   126
      Greece, New York............................. Fourth Quarter 1996   125
      Burr Ridge, Illinois......................... Fourth Quarter 1996   119

  The design plans for the Company's economy extended stay lodging facilities call for a newly-constructed apartment style complex with two to three story buildings containing an average of approximately 125 guest rooms with laundromat and office areas. The Company utilizes both interior and exterior corridor building designs, depending primarily on local zoning and weather factors. Rooms generally offer approximately 250 to 300 square feet of fully furnished living space, including a kitchenette and a dining/working area. The kitchenette is fully-equipped with a refrigerator, stovetop, microwave, and sink.

INDUSTRY OVERVIEW

 TRADITIONAL LODGING INDUSTRY

  The U.S. lodging industry is estimated to have generated approximately $51 billion in annual room revenues in 1995 and had approximately 3.3 million rooms at the end of 1995. Over 60% of the industry's rooms are owned, managed, or franchised by the 10 largest lodging chains.

  Industry statistics, which the Company believes to be reliable, indicate that the U.S. lodging industry's performance is strongly correlated to economic activity. Room supply and demand historically have been sensitive to shifts in economic growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the lodging industry in the mid and late 1980s, when approximately 500,000 rooms were added, resulted in an oversupply of rooms. The Company believes this oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s.

  The Company believes that the lodging industry has benefited from a gradually improving supply and demand balance, evidenced by increased average daily room and occupancy rates. Room supply growth in the lodging industry has slowed in recent years as the industry absorbs the oversupply of rooms that resulted from an average annual room supply growth of approximately 3.5% for 1988 through 1991. According to industry reports, which the Company believes are reliable, this growth slowed to an average of 1.4% for 1992 through 1995. The 3.1% average annual increase in demand (measured by occupied rooms) for 1992 through 1995 as compared to increases in supply during the same period reflects an improved supply and demand balance in the industry. The Company believes these factors were primarily responsible for the increase in industry occupancy rates from 61.7% for 1991 to 66.1% for 1995 and the increase in average daily room rates from $58.11 for 1991 to $65.62 for 1995.

  The lodging industry generally can be segmented by the level of service provided and the pricing of the rooms. Segmentation by level of service is divided into the following categories: full service hotels, which offer food and beverage services, meeting rooms, room service, and similar guest services; limited service hotels, which generally offer only rooms with amenities such as swimming pools, continental breakfast, or similar limited services; and all-suites, which generally have limited public spaces but provide guests with two rooms or distinct partitioned areas and which may or may not offer food and beverage service to guests. Segmentation by price level may generally be divided into the following categories with the respective average daily room rates for 1995: budget ($36), economy ($47), mid-price ($61), upscale ($80), and luxury ($118).

  The all-suites segment of the lodging industry is a relatively new segment, having developed largely over the past 10 years, and is principally oriented toward business travelers in the mid-price to upscale price levels. All-suite hotels were developed partially in response to the increasing number of corporate relocations, transfers, and temporary assignments and the need of business travelers for more than just a room. To address those needs, all-suite hotels began to offer suites with additional space and, in some cases, an efficiency kitchen, and guests staying for extended periods of time were offered discounts to daily rates when they paid on a weekly or monthly basis. Because of the perceived positive price/value relationship, all-suite hotels have generally outperformed the lodging industry as a whole over the last five years.

 EXTENDED STAY MARKET

  The Company believes that the extended stay market, in which the Company participates, is a continuation of the all-suites phenomenon, and that the same price/value relationship which has enabled the all-suites segment to achieve higher than industry average occupancy rates and operating margins will also carry through to the extended stay market. Demand for extended stay lodging has been stimulated by the economic and social changes resulting from the increased volume of corporate reorganizations and trends toward down-sizing and out-sourcing of various functions, the break-up and geographic dispersion of the traditional family, and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, construction workers, and people in between jobs or houses. The extended stay category is one of the most rapidly evolving sectors of the U.S. lodging industry. From 1992 to 1995, the number of dedicated extended stay rooms has increased at a compounded annual growth rate of approximately 3.3%, compared with compounded annual room growth of approximately 1.4% for the overall lodging industry over the same period. However, the vast majority of these rooms have been developed in the high-price end of the category.

 ECONOMY EXTENDED STAY CONCEPT

  Economy extended stay lodging competes on the basis of price compared to the extended stay market generally, thereby providing an economic inducement to guests who are already attracted to the extended stay concept. In addition, economy extended stay lodging provides a new and affordable lodging alternative for guests who are value conscious, have lower incomes, or are on limited expense accounts. Based on published occupancy rates for other participants in the extended stay market, the Company believes that there is a strong demand for economy extended stay accommodations and that there is little organized competition for that business on a national or regional basis. Of the approximately 3.3 million total available rooms in the U.S. lodging industry at the end of 1995, there were approximately 38,000, or 1.2%, dedicated extended stay rooms at approximately 325 separate properties. More than two-thirds of these extended stay properties were controlled by only two other competitors, both of which are priced toward the upscale segment of the extended stay market.

COMPETITION

  The lodging industry is highly competitive. Competitive factors within the lodging industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and supply and availability of alternative lodging in local markets, including short-term lease apartments. The Company's facilities compete with a number of competitors, including budget and economy segment hotels and other companies focusing on the extended stay market. All of the Company's existing facilities are located in developed areas that include competing lodging facilities. In addition, each of the Company's proposed facilities is likely to be located in an area that includes competing facilities. The number of competitive lodging facilities in a particular area could have a material adverse effect on the levels of occupancy and average weekly room rates of the Company's existing and future facilities.

  The Company anticipates that competition within the economy extended stay lodging market will increase as participants in other segments of the lodging industry and others focus on this relatively new market. A number of major lodging companies recently have announced their intent to aggressively develop extended stay lodging properties which may compete with the Company's properties. Numerous other extended stay lodging facilities exist, most of which are oriented toward the upscale segment. The Company may compete for development sites with established entities which have greater financial resources than the Company and better relationships with lenders and sellers. These entities may generally be able to accept more risk than the Company can prudently manage. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services, or amenities or significantly expand, improve, or develop facilities in a market in which the Company competes, thereby adversely affecting the Company's operations.

ENVIRONMENTAL MATTERS

  Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs.

  The Company has obtained recent Phase I environmental site assessments ("Phase I Surveys") on its existing properties and intends to obtain Phase I Surveys prior to the purchase of any future properties. The Phase I Surveys are intended to identify potential environmental contamination and regulatory compliance concerns. Phase I Surveys generally include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and the preparation and issuance of written reports. Phase I Surveys generally do not include invasive procedures, such as soil sampling or ground water analysis.

  The Phase I Surveys have not revealed any environmental liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets, results of operations, or liquidity, nor is the Company aware of any such liability or concern. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Company's existing and future properties will not be affected by the condition of the neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Company.

GOVERNMENTAL REGULATION

  A number of states regulate the licensing of hotels by requiring registration, disclosure statements, and compliance with specific standards of conduct. The Company believes that each of its facilities has the necessary permits and approvals to operate its respective business and the Company intends to continue to obtain such permits and approvals for its new facilities. In addition, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements. An increase in the minimum wage rate, employee benefit costs, or other costs associated with employees could adversely affect the Company. Both at the federal and state level from time to time, there are proposals under consideration to increase the minimum wage.

  Under the Americans With Disabilities Act ("ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has attempted to satisfy ADA requirements in the designs for its facilities, no assurance can be given that a material ADA claim will not be asserted against the Company, which could result in a judicial order requiring compliance, and the expenditure of substantial sums to achieve compliance, an imposition of fines, or an award of damages to private litigants. These and other initiatives could adversely affect the Company as well as the lodging industry in general.

INSURANCE

  The Company currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, the Company's business, results of operations, and financial condition could be materially and adversely affected.

EMPLOYEES

  As of March 31, 1996, the Company and its subsidiaries employed approximately 180 persons. The Company expects that it will significantly increase the number of its employees as it expands its business. The Company's employees are not subject to any collective bargaining agreements and management believes that its relationship with its employees is good.

PROPERTIES

  In addition to its lodging facilities described above (see "--Lodging Facilities"), the Company also maintains a corporate headquarters and seven regional offices. The Company's principal executive offices are located in Ft. Lauderdale, Florida and the Company's regional offices are located in Spartanburg, South Carolina; Park Ridge, Illinois; Bellevue, Washington; Morristown, New Jersey; El Segundo, California; San Rafael, California; and Phoenix, Arizona. The Company generally rents its office space on a short-term basis, although it has recently entered into a new five-year lease for its corporate headquarters in Ft. Lauderdale, Florida. These offices are sufficient to meet the Company's present needs and it does not anticipate any difficulty in securing additional office space, as needed, on terms acceptable to the Company.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation or claims, other than routine matters incidental to the operation of the business of the Company. To date, no claims have had a material adverse effect on the Company nor does the Company expect that the outcome of any pending claims will have such an effect.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and executive officers of the Company and its subsidiaries, their ages at March 31, 1996, and their positions with the Company or such subsidiaries are as follows:

              NAME            AGE                    POSITION
   H. Wayne Huizenga(1)......  58 Chairman of the Board of Directors
   George D. Johnson, Jr.(1).  53 President, Chief Executive Officer, and
                                  Director
   Robert A. Brannon.........  45 Senior Vice President, Chief Financial
                                  Officer,
                                  Secretary, and Treasurer
   Michael R. Beck...........  34 Vice President--Real Estate of ESA
                                  Properties, Inc.
   Corry W. Oakes............  29 Vice President--Construction of ESA
                                  Management, Inc.
   Gregory R. Moxley.........  41 Vice President--Finance and Controller
   Michael M. Wilson.........  56 Vice President--Marketing of ESA Management,
                                  Inc.
   James M. Harley...........  44 Vice President--Operations of ESA Management,
                                  Inc.
   Shawn R. Ruben............  29 Vice President--Development of ESA
                                  Management, Inc.
   Robert W. Levis...........  32 Vice President--Corporate Development of ESA
                                  Management, Inc.
   Harold E. Wright..........  53 President of ESA Development, Inc.
   Donald F. Flynn(2)(3).....  56 Director
   Stewart H. Johnson(3).....  52 Director
   John J. Melk(2)...........  59 Director
   Peer Pedersen(3)..........  71 Director

- ---------------------
(1) Member of Executive Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors
(3) Member of the Audit Committee of the Board of Directors

  All directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board.

  H. Wayne Huizenga became a director of the Company in August 1995 and serves as Chairman of its Board of Directors. Mr. Huizenga also currently serves as Chairman of the Board of Directors and Chief Executive Officer of Republic Industries, Inc., ("Republic"), a diversified company with operations in solid waste collection, disposal, and recycling, electronic security services, and out-of-home advertising, and served until 1995 as Vice-Chairman of Viacom, Inc. ("Viacom"), a diversified media and entertainment company, a position he assumed upon its merger with Blockbuster in 1994. Mr. Huizenga became a director of Blockbuster in February 1987 and was elected as Chairman of the Board and Chief Executive Officer from April 1987 through September 1994. He is a co-founder of Waste Management, Inc. (now WMX Technologies, Inc. ("WMX")), a waste disposal and collection company, where he served in various capacities, including President, Chief Operating Officer, and director until May 1984. From May 1984 to present, Mr. Huizenga has been an investor in several businesses and is the sole shareholder and Chairman of the Board of Huizenga Holdings, Inc., a holding and management company with various business interests. In connection with these business interests, Mr. Huizenga has been actively involved in strategic planning for, and executive management of, these businesses. He also has a majority ownership interest in the Florida Marlins, a Major League Baseball franchise, and owns the Florida Panthers, a National Hockey League franchise, the Miami Dolphins, a National Football League franchise, and Joe Robbie Stadium in South Florida.

  George D. Johnson, Jr. has been President, Chief Executive Officer, and a director of the Company since January 1995. He is responsible for all aspects of development, operation, marketing, and personnel of the Company. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom. In this position he was responsible for all U. S. video and music stores. Mr. Johnson has over 30 years of experience developing and managing various businesses. He was formerly the managing general partner of WJB Video, the largest Blockbuster franchisee which developed over 200 video stores prior to a merger with Blockbuster in 1993 and is the managing general partner of American Storage Limited Partnership, a chain of 23 self-storage facilities located in the Carolinas and Georgia. He currently serves on the board of directors of Viacom, Republic, and Duke Power Company and has been the Chairman of the Board of Directors of Johnson Development Associates, Inc. since its founding in 1986. Johnson Development Associates, Inc. is a real estate management, leasing, and development company controlling approximately two million square feet of commercial, retail, and industrial property located in the Carolinas and Georgia which are owned by various partnerships controlled by Mr. Johnson and his brother, Stewart H. Johnson. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives.

  Robert A. Brannon has been Chief Financial Officer of the Company since February 1995 and Senior Vice President, Secretary, and Treasurer since August 1995. He is responsible for overseeing accounting procedures and controls, along with financial reporting and cash management. Prior thereto, he served as Vice President--Finance for the Domestic Home Video division of the Blockbuster Entertainment Group, where he was responsible for financial management and control of over 2,000 video stores. Prior to joining Blockbuster in 1993, Mr. Brannon was Chief Financial Officer for WJB Video and for American Storage Limited Partnership. In those capacities, Mr. Brannon was responsible for the financial aspects of the development of over 200 video stores and 23 self-storage facilities. Prior to his participation in these businesses, Mr. Brannon served as a Certified Public Accountant in various management and staff positions with local and national accounting firms.

  Michael R. Beck has been Vice President--Real Estate of the Company from September 1995 to January 1996 and Vice President--Real Estate of ESA Properties since January 1996. Mr. Beck is responsible for identifying and negotiating the purchase of suitable locations for the Company's expansion. Prior to joining the Company, Mr. Beck served in various capacities including Vice President--Development at Blockbuster Entertainment Group from July 1993 to May 1995, where he was responsible for new store development including real estate construction and distribution for Blockbuster Video and Blockbuster Music. From May 1989 to July 1993, Mr. Beck served in various capacities at WJB Video, including the position of Director of Strategic Planning where he was responsible for real estate acquisition and construction, marketing, and video tape purchasing.

  Corry W. Oakes has been Vice President--Construction of the Company from January 1995 to January 1996 and Vice President--Construction of ESA Management since January 1996. Mr. Oakes is responsible for managing initial construction of all properties as well as ongoing renovations and repairs. Prior thereto, he served as a National Director of Construction for the Blockbuster Entertainment Group. In that capacity, he was responsible for the development of over 400 video and music stores during 1994 alone. Prior to joining Blockbuster in 1993, Mr. Oakes served as Construction Manager for WJB Video. Mr. Oakes also served as property manager with Westover Development Company, a real estate development firm.

  Gregory R. Moxley became Controller of the Company in October 1995 and Vice President--Finance in January 1996, where he is responsible for the accounting, budgeting, and financial reporting functions. From 1990 until joining the Company, Mr. Moxley held various positions, including Director of Financial Reporting and Assistant Treasurer, with One Price Clothing Stores, Inc., a national chain of women's apparel stores. Prior to that, Mr. Moxley served as a Certified Public Accountant in various management and staff positions with Ernst & Young from 1978 to 1990.

  Michael M. Wilson has been Vice President--Marketing of ESA Management since February 1996. Mr. Wilson is responsible for developing and implementing marketing strategy and public relations. From September

1993 until he joined the Company, he served as Director of Marketing--Special Projects for Blockbuster, where he was responsible for marketing and developing proprietary technology. Before joining Blockbuster in 1993, Mr. Wilson was Director of Marketing of WJB Video. Prior thereto, Mr. Wilson founded and served as President of two private consumer products companies, Lasso Closure Corp. and Torus Corporation, and served as Senior V.P. for Henderson Advertising in Greenville, South Carolina.

  James M. Harley has been Vice President--Operations of ESA Management since September 1995. Mr. Harley is responsible for managing the operations of the Company's extended stay facilities. From September 1993 until he joined the Company, he served as Vice President--Asset Management for Homestead Village, a division of Security Capital Pacific Trust ("Security Capital"). Before joining Security Capital in 1993, Mr. Harley served as Vice President-- Development for Holiday Inn Worldwide.

  Shawn R. Ruben has been Vice President--Development of ESA Management since December 1995. Mr. Ruben is responsible for managing the due diligence process on all of the Company's properties as well as land closings and loan approvals. Prior thereto, he served as National Director of Real Estate for the Blockbuster Entertainment Group, where he was responsible for new store development, asset management, and all real estate legal matters. Before joining Blockbuster in 1991, Mr. Ruben practiced law in Florida.

  Robert W. Levis has been Vice President--Corporate Development of ESA Management since April 1996. Mr. Levis is responsible for corporate strategy, including acquisitions. From 1992 until he joined the Company, Mr. Levis was Director, Corporate Development for Blockbuster where he was responsible for corporate strategy for new lines of business, including mergers and acquisitions. From 1995 until he joined the Company, Mr. Levis was also Vice President, Corporate Development and Finance for Discovery Zone, Inc. ("Discovery Zone"), an owner and franchisor of family indoor entertainment and fitness facilities, during the period it was managed by Blockbuster. On March 25, 1996, Discovery Zone announced that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Prior thereto, Mr. Levis was a Manager, Real Estate and Hospitality Consulting with KPMG Peat Marwick.

  Harold E. Wright has been President of ESA Development, Inc., a wholly-owned subsidiary of the Company, since June 1995. Mr. Wright is responsible for selection and development of suitable locations in certain geographic areas. See "--Management Compensation," and "--Employment and Stock Option Agreements." Prior to joining ESA Development, Inc., Mr. Wright was President of HVI, Inc., formerly Homestead Venture, Inc., a site selection and development company of extended stay facilities in the Southwest. From 1989 to 1992, Mr. Wright was President of Homestead Properties, Inc., which developed and operated three extended stay properties in North Carolina. Prior to that time, Mr. Wright was involved in commercial and real estate development in Georgia and Florida.

  Donald F. Flynn became a director of the Company in August 1995. Mr. Flynn is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a business consulting and venture capital company, and from July 1992 until March 1996 was Chairman of Discovery Zone. From July 1992 until May 1995, Mr. Flynn also served as Chief Executive Officer of Discovery Zone. Mr. Flynn also currently serves as a director of WMX, Waste Management International plc, Wheelabrator Technologies, Inc., and Psychemedics, Inc. ("Psychemedics"). Mr. Flynn is a former director of Blockbuster. From 1972 to 1990, Mr. Flynn served in various positions with WMX, including Senior Vice President and Chief Financial Officer.

  Stewart H. Johnson became a director of the Company in August 1995. Mr. Johnson is currently the Chairman of the Board of Directors, Chief Executive Officer, and President of Morgan Corporation, a construction company specializing in grading, site preparation, and sewer and utility installation. Mr. Johnson has been directing the operations of Morgan Corporation since 1971. Mr. Johnson also serves as Secretary for Johnson Development Associates, Inc. Mr. Johnson is the brother of George D. Johnson, Jr.

  John J. Melk became a director of the Company in August 1995. He has been Chairman and Chief Executive Officer of H/2/0 Plus, Inc. since 1988. H/2/0 Plus develops and manufactures health and beauty products and distributes them through a national chain of company-owned retail stores as well as through over 500 wholesale/department stores. Prior to 1984, Mr. Melk held various positions with WMX and its subsidiaries, and served as President of Waste Management International, Ltd. based in London, England. Mr. Melk currently serves as a director of Psychemedics and Republic and is a former Vice-Chairman and director of Blockbuster. Mr. Melk is also Chairman of M.W. Partners, which is a major investor in residential and commercial real estate development, resort hotels, marinas, and other private ventures.

  Peer Pedersen became a director of the Company in August 1995. He is the founder and has been Chairman of the law firm of Pedersen & Houpt, P.C., in Chicago, Illinois for more than five years. He serves on the board of directors of Aon Corporation, Boston Chicken, Inc., and WMX.

MANAGEMENT COMPENSATION

  The Company was incorporated in January 1995 and did not conduct any operations prior to that time. The Company's executive officers commenced their service with the Company at various times during 1995 and none was employed by the Company during all of 1995. Accordingly, the following table sets forth, on an annualized basis with respect to the salary information, the information regarding the compensation paid by the Company to its Chief Executive Officer and each of the other four most highly compensated officers of the Company (hereinafter, the "Named Executive Officers") for services rendered in all capacities to the Company during 1995. The Company does not have a restricted stock award program or a long-term incentive plan. Directors of the Company are not paid any cash compensation for their services but are reimbursed for their out-of-pocket expenses.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                                ANNUAL COMPENSATION        AWARDS
                             -------------------------- ------------
                                                         SECURITIES
                                           OTHER ANNUAL  UNDERLYING   ALL OTHER
                             SALARY  BONUS COMPENSATION OPTIONS/SARS COMPENSATION
NAME AND PRINCIPAL POSITION    ($)    ($)      ($)          (#)          ($)
George D. Johnson, Jr......  200,000  --       --         200,000          --
 President and Chief
  Executive Officer
Robert A. Brannon..........  175,000  --       --         301,875          --
 Senior Vice President,
  Chief Financial Officer,
  Secretary, and Treasurer
Michael R. Beck............  100,000  --       --          21,000          --
 Vice President--Real
  Estate of ESA Properties,
  Inc.
Corry W. Oakes.............  100,000  --       --          21,000       22,837(1)
 Vice President--
  Construction of ESA
  Management, Inc.
Harold E. Wright...........  175,000  --       --             --        51,179(1)
 President of ESA
  Development, Inc.

- ---------------------
(1) Represents the taxable portion of reimbursed relocation expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the Named Executive Officers during 1995.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                            PERCENT OF                        ANNUAL RATES OF STOCK
                                               TOTAL                           PRICE APPRECIATION
                                          OPTIONS GRANTED EXERCISE             FOR OPTION TERM(2)
                         DATE OF  OPTIONS TO EMPLOYEES IN OR BASE  EXPIRATION ---------------------
          NAME            GRANT   GRANTED   FISCAL YEAR   PRICE(1)    DATE        5%        10%
George D. Johnson, Jr... 11/17/95 200,000      17.7%       $13.00   11/17/05  $1,635,126 $4,143,730
Robert A. Brannon.......  8/18/95 301,875      26.7          4.76    8/18/05     903,675  2,290,087
Michael R. Beck.........  8/18/95  21,000       1.9          4.76    8/18/05      62,864    159,310
Corry W. Oakes..........  8/18/95  21,000       1.9          4.76    8/18/05      62,864    159,310
Harold E. Wright........      --      --        --            --         --          --         --

- ---------------------
(1) Under the 1995 Plan, the exercise price must be the fair market value on the date of grant. Except for specific situations, the options granted become exercisable as to one-fourth of the grant on each of the first, second, third, and fourth anniversary of the date of grant.
(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

                        AGGREGATE 1995 OPTION/SAR VALUES

  The following table provides certain information concerning the value of unexercised options to purchase Common Stock at December 31, 1995 for the Named Executive Officers. No options to purchase Common Stock were exercised during 1995.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                             OPTIONS/SARS AT 12/31/95       AT 12/31/95(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                             (#)          (#)          ($)          ($)
George D. Johnson, Jr.......     --         200,000        --        2,900,000
Robert A. Brannon...........     --         301,875        --        6,864,638
Michael R. Beck.............     --          21,000        --          477,540
Corry W. Oakes..............     --          21,000        --          477,540
Harold E. Wright............     --             --         --              --

- ---------------------
(1) This column indicates the aggregate amount, if any, by which the market value of the Common Stock on December 31, 1995 exceeded the options' exercise price based on the closing per share sale price of the Common Stock on such date of $27.50 as quoted on the Nasdaq National Market as reported by The Wall Street Journal.

 EMPLOYMENT AND STOCK OPTION AGREEMENTS

  In June 1995, Mr. Wright entered into an employment agreement, which was terminated in March 1996, with ESA Development, a wholly-owned subsidiary of the Company which was formed for the purpose of developing economy extended stay facilities in the Midwest and certain other areas. In connection with the termination of a business relationship before joining ESA Development, Mr. Wright entered into a non-compete agreement that may restrict him from performing certain functions for ESA Development in the states of Texas, New Mexico, Colorado, Arizona, Nevada, Utah, California, Oklahoma, Louisiana, Florida and the greater metropolitan areas of Las Vegas, Nevada; Portland, Oregon; Atlanta, Georgia; Charlotte, North Carolina and

Washington, D.C. until the end of 1996. As a result, neither Mr. Wright nor ESA Development will operate in those areas and Mr. Wright will focus his time and efforts locating and developing sites for ESA Development in regions not restricted by his non-compete agreement.

  Pursuant to his employment agreement, Mr. Wright was entitled to receive a minimum annual base salary of $175,000. The agreement had an initial term of two years and was to have been automatically renewed for one-year periods thereafter unless notice of termination was given by either party. The agreement provided that in the event Mr. Wright's employment with ESA Development was terminated for any reason other than for cause, Mr. Wright was entitled to receive an amount equal to his then base salary for the remainder of the then current term. In addition, in the event ESA Development did not grant to Mr. Wright, during each twelve month period from June 1 through May 31 of the term of the agreement, options to purchase shares of common stock of ESA Development in an amount equal to 2 1/2 times his then base salary at the fair market value per share on the date of grant, Mr. Wright could declare his employment terminated other than for cause.

  In June 1995, Mr. Wright also entered into a stock option agreement with ESA Development which was also terminated in March 1996 and all options granted thereunder terminated. Pursuant to the stock option agreement, ESA Development granted to Mr. Wright non-qualified options to purchase a total of 1,437.5 shares of the common stock of ESA Development. The options were to vest ratably on each of the next four anniversaries of the date of the option grant. With respect to options underlying 437.5 shares, the exercise price per share was $1,000 and the term of the options was ten years. With respect to options underlying the remaining 1,000 shares, the exercise price per share was $1,000 plus interest accrued at 10% per year, compounded annually, from the date of the option grant through the date of exercise of the option, and the term of the options was five years.

  In March 1996, Mr. Wright and ESA Development entered into a new employment agreement for the period commencing on March 18, 1996 and ending on June 30, 1999. Pursuant to this employment agreement, Mr. Wright is to act as the President of ESA Development and is entitled to receive a minimum annual base salary of $175,000. ESA Development also agreed to pay Mr. Wright additional compensation equal to $15,000 for each site upon which ESA Development or its subsidiaries has commenced construction of an extended stay lodging facility during the term of the agreement. This additional compensation shall apply only to the first 40 sites for 1996, 1997, and 1998 and the first 20 sites for 1999 and may be paid by delivering shares of the Company's Common Stock with a fair market value equal to the amount due. In addition, pursuant to this employment agreement, the Company granted to Mr. Wright, under the 1996 Plan, ten-year options to purchase 600,000 shares of the Company's Common Stock at an exercise price per share of $21.00 (the fair market value on the date of grant), which options vest as to one-fourth of the grant on September 19, 1996 and June 1 of each of 1997, 1998, and 1999, respectively.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Until August 1995, Mr. George D. Johnson, Jr., the Company's Chief Executive Officer, approved the terms of the compensation of the Company's executive officers. In August 1995, the Company's Board of Directors formed a Compensation Committee, which is currently composed of Messrs. Flynn and Melk, which determines the compensation of the Company's executive officers.

STOCK OPTION PLANS

 1995 PLAN

  The Board of Directors of the Company adopted in August 1995, and the existing shareholders of the Company have approved, the Amended and Restated 1995 Employee Stock Option Plan (the "1995 Plan") which will be administered by the Compensation Committee of the Board of Directors, which consists solely of non-employee directors. The Compensation Committee has authority to determine the persons to be granted options under the 1995 Plan, the number of shares subject to each option, the time or times at which options will be granted, the option price of the shares subject to each option (which price shall not be less than the fair market value of the shares at the date of grant), and the time or times when each option becomes exercisable and the duration of the exercise period. Except for specific situations, such as a change in control of the Company, options which have been granted become exercisable as to one-fourth of the grant on each of the first, second, third, and fourth anniversary of the date of grant.

  Options may be granted under the 1995 Plan to key employees and consultants, (other than members of the Compensation Committee) of the Company. Options may be granted with respect to a total of not more than 1,677,060 shares of Common Stock under the 1995 Plan, subject to antidilution and other adjustment provisions. No options may be granted to a single optionee under the 1995 Plan in excess of 50% of the total number of shares authorized for issuance under the 1995 Plan. No options may be granted under the 1995 Plan after August 18, 2005. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). The Compensation Committee has granted, under the 1995 Plan, ten-year options to purchase 150,000 shares and 200,000 shares of Common Stock to Messrs. Huizenga and George D. Johnson, Jr., respectively, at an exercise price per share equal to $13.00 and ten year options to purchase Common Stock at an exercise price per share equal to $4.76 to the other Named Executive Officers, among others, for the following number of shares: Mr. Brannon, 301,875; Mr. Beck, 21,000; and Mr. Oakes, 21,000. In January 1996, the Compensation Committee granted additional ten-year options to purchase 500,821 shares of Common Stock to employees at exercise prices per share ranging from $26.75 to $29.625, including grants to Named Executive Officers for the following number of shares: Mr. Brannon, 39,252; Mr. Beck, 28,037; Mr. Oakes, 28,037; and Mr. Wright, 39,252. As of March 31, 1996,
options to purchase an aggregate of 1,676,873 shares of Common Stock had been granted under the 1995 Stock Option Plan.

 1996 PLAN

  The Board of Directors of the Company adopted in January 1996, subject to approval by the Company's shareholders at the next annual meeting, the Amended and Restated 1996 Employee Stock Option Plan (the "1996 Plan"). The 1996 Plan will be administered by the Compensation Committee of the Board of Directors and the terms of the 1996 Plan are substantially identical to those of the 1995 Plan. Options may be granted with respect to a total of not more than 2,500,000 shares of Common Stock under the 1996 Plan, subject to antidilution and other adjustment provisions. No options may be granted under the 1996 Plan after January 24, 2006. As of March 31, 1996, options to purchase 679,385 shares of Common Stock had been granted under the 1996 Plan, including ten-year options to purchase 600,000 shares of Common Stock granted to Mr. Wright at an exercise price per share equal to $21.00.

 DIRECTORS' PLAN

  The Board of Directors of the Company adopted in November 1995, and the existing shareholders of the Company have approved, a 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The Directors' Plan is administered by the Board of Directors.

  Options shall be granted under the Directors' Plan only to non-employee directors of the Company. Options may be granted with respect to a total of not more than 240,000 shares of Common Stock under the Directors' Plan, subject to antidilution and other adjustment provisions. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned.

  A one-time option covering 20,000 shares of Common Stock shall be automatically granted to each non-employee director of the Company effective upon initial election to the Board of Directors of the Company. During the four-year period following the initial election of a non-employee director to the Board of Directors, an additional option covering 5,000 shares of Common Stock shall be granted to such non-employee director on each anniversary of the initial grant; provided that such non-employee director remains a director and that not more than four such additional options shall be granted to any one non-employee director. The option price for all options granted under the Directors' Plan shall be the fair market value of a share of Common Stock on the date of grant. Each option granted under the Directors' Plan is for a term of ten years, subject to earlier termination if the optionee's service as a director terminates. Each option granted under the Directors' Plan becomes exercisable with respect to all of the shares subject to the option six months after the date of its grant. Options to purchase 20,000 shares of Common Stock at an exercise price per share of $13.00 were automatically granted under the Directors' Plan on the closing of the IPO on December 19, 1995 to each of Messrs. Flynn, Stewart H. Johnson, Melk, and Pedersen.

                             CERTAIN TRANSACTIONS

  In order to finance the construction of the Company's Spartanburg, South Carolina facility and the Company's initial operations, George D. Johnson, Jr., the Company's President and Chief Executive Officer, and H. Wayne Huizenga, the Chairman of the Board of Directors of the Company, loaned an aggregate of approximately $6.1 million at various times between February 1995 and July 1995. Those loans accrued interest at an annual rate of 8.75% and were repaid in full in August 1995 with the proceeds from the subscriptions of the Company's existing shareholders described below.

  In connection with the formation of the Company in January 1995, Mr. George
D. Johnson, Jr. purchased 1,677,060 shares (adjusted to reflect a 210-for-1 stock split in October 1995) of Common Stock for an aggregate purchase price of $2,000. In August 1995, the Company entered into Subscription Agreements pursuant to which certain investors, including H. Wayne Huizenga, George D. Johnson, Jr., Donald F. Flynn, Stewart H. Johnson, John J. Melk, Peer Pedersen, and Robert A. Brannon, contributed $55.8 million to the capital of the Company in exchange for 11,718,000 shares (adjusted to reflect a 210-for-1 stock split in October 1995) of Common Stock ($4.76 per share). Approximately one-half of such amount was contributed in August 1995 and the balance in October 1995.

  As consideration for the commitment to provide the Existing Mortgage Facility, the Company issued 750,540 shares of Common Stock, with a then estimated fair market value of approximately $3.6 million, to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), one of the representatives of the Underwriters. In connection therewith, DLJ Capital Corporation, an affiliate of DLJ, also purchased 500,430 shares of Common Stock for a purchase price of $2.4 million. See "Financing."

  In the Concurrent Offering, the Company sold to its existing shareholders (other than DLJ and its affiliates), on a pro-rata basis, for $25 million, 2,067,825 shares of Common Stock for $12.09 per share, such price being the IPO price per share less underwriting discounts and commissions. These existing shareholders included the Company's directors and certain of its officers. The amounts paid by the Company's directors and certain of its officers in the Concurrent Offering were as follows: Mr. H. Wayne Huizenga, $7,253,456; Mr. George D. Johnson, Jr., $3,048,747; Mr. Stewart H. Johnson, $954,396; Mr. Robert A. Brannon, $381,765; Mr. Donald F. Flynn, $381,765; Mr.
John J. Melk, $1,145,285; and Mr. Peer Pedersen, $1,145,285. In addition, the amounts paid by trusts for the benefit of various members of the immediate family of George D. Johnson, Jr. was an aggregate of $5,726,429 and the amounts paid by trusts for the benefit of various members of the immediate family of Stewart H. Johnson was an aggregate of $381,754.

  The Company has airplane leasing arrangements with companies owned by George
D. Johnson, Jr., Stewart Johnson, and certain of their family members. In connection therewith, the Company incurred aggregate charges of approximately $412,000 during the year ended December 31, 1995. The Company believes that the terms of its use of the planes are at least as favorable to the Company as those it could have obtained from an unaffiliated party. In April 1995, the Company acquired a parcel of real estate in Spartanburg, South Carolina for approximately $562,000 from a limited partnership controlled by George D. Johnson, Jr. and Stewart H. Johnson. The Company believes that the terms of the acquisition were as favorable to it as it could have obtained from an unaffiliated party.

  In 1996 the Company entered into (i) a 10-year lease for a suite at Joe Robbie Stadium for a base rental of $115,000 per year, subject to certain additional charges and periodic escalation, and (ii) a 3-year lease for a suite at Homestead Motor Sports Complex for a base rental of $53,250 per year, subject to certain additional charges. Mr. Huizenga owns Joe Robbie Stadium and has an approximately 50% ownership interest in Homestead Motor Sports Complex.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of March 31, 1996, certain information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, by each of the Company's directors and Named Executive Officers, and by all directors and executive officers of the Company as a group. As of such date, there were approximately 150 record holders and approximately 3,500 beneficial holders of Common Stock.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              ------------------
      NAME(1)                                                   NUMBER   PERCENT
      George D. Johnson, Jr.(2)..............................  5,552,881  24.3%
      H. Wayne Huizenga......................................  4,589,955  20.1
      Stewart H. Johnson(3)..................................    724,729   3.2
      Donaldson, Lufkin & Jenrette
        Securities Corporation(4)............................  1,219,457   5.3
        277 Park Avenue
        New York, New York 10172
      Robert A. Brannon......................................    241,577   1.1
      Michael R. Beck........................................     18,000     *
      Corry W. Oakes.........................................     16,425     *
      Harold E. Wright.......................................      2,904     *
      Donald F. Flynn(5).....................................    241,577   1.1
      John J. Melk(6)........................................    744,730   3.3
      Peer Pedersen..........................................    724,730   3.2
      All directors and executive officers as a group
       (15 persons)(2)(3)(5)(6).............................. 12,868,008  56.3%

- ---------------------
*  Represents less than 1% of the outstanding Common Stock.
(1) Unless otherwise indicated, the address of such person is c/o Extended Stay America, Inc., 500 E. Broward Boulevard, Ft. Lauderdale, Florida 33394.
(2) Includes 3,623,650 shares of Common Stock held in various trusts for the benefit of members of Mr. Johnson's immediate family, of which Mr. Johnson's brother, Stewart H. Johnson, is a trustee and does not include 120,788 shares held in various trusts for the benefit of members of Stewart
    H. Johnson's immediate family and with respect to which Mr. Johnson is trustee, all of which shares Mr. Johnson may be deemed to beneficially own.
(3) Includes 120,788 shares Common Stock held in various trusts for the benefit of members of Stewart H. Johnson's immediate family, of which George D. Johnson, Jr. is trustee, but does not include 3,623,650 shares of Common Stock held in various trusts for the benefit of members of George D. Johnson, Jr.'s immediate family, of which Stewart H. Johnson is a trustee, and 120,788 shares of Common Stock held in a trust of which Stewart H. Johnson is a trustee, all of which shares Stewart H. Johnson may be deemed to beneficially own.
(4) Includes 199,790 shares of Common Stock owned by DLJ Capital Corporation and 269,127 shares of Common Stock owned by DLJ First ESC L.L.C., each of which is an affiliate of DLJ.
(5) Represents 241,577 shares of Common Stock held in a trust, of which Mr. Flynn is a trustee and beneficiary.
(6) Includes 724,730 shares of Common Stock beneficially owned by M Group Investment IV, L.P., of which Mr. Melk is a general partner.

                                   FINANCING

EQUITY

  The Company was initially capitalized with approximately $60 million of equity from a group of private investors, a number of whom constitute part of the Company's management team. On December 19, 1995, the Company completed the Prior Offerings from which it received aggregate net proceeds of approximately $85 million. The aggregate net proceeds of this offering are expected to be approximately $124.0 million, based upon an assumed public offering price of $26.00 per share, after deducting estimated underwriting discounts and commissions and other offering expenses. See "Certain Transactions," "Shares Eligible for Future Sale," and "Underwriting."

MORTGAGE FACILITIES

 EXISTING MORTGAGE FACILITY

  The Company has a mortgage facility with DLJ Mortgage Capital, Inc., an affiliate of DLJ, providing for up to $200 million in mortgage financing, subject to certain conditions (the "Existing Mortgage Facility"). Under the Existing Mortgage Facility, each extended stay lodging facility financed thereby will, upon obtaining a certificate of occupancy, receive funding of 50% to 60% of the lesser of the total development cost or the approved budget thereof. In addition, the funding for each facility may be increased to not more than 75% of the lesser of its cost or its appraised value within the first 15 months of operation, with the amount of such additional funding depending upon the lodging facility meeting certain debt service coverage ratios. Interest on each loan will be payable monthly at a fixed rate equal to the rate of 10-year U.S. Treasury securities on the date of funding plus 4.0%. Principal amortization based on a 25-year term will begin not later than 15 months after the initial funding and will continue through various maturity dates from December 31, 2006 through December 31, 2008. Prepayments of loans may be made without penalty within five years of their respective maturity dates. Amounts borrowed under the Existing Mortgage Facility will be secured by, among other things, a first mortgage encumbering each lodging facility and assignment of the revenues and profits from the respective facility. Funding under the Existing Mortgage Facility is subject to, among other things, the funding by the Company of certain escrow accounts and prior approval by the lender of the construction and operating budgets.

  The Existing Mortgage Facility requires the Company to maintain consolidated tangible net worth (as defined therein) of at least $40 million. In addition, the Existing Mortgage Facility contains certain affirmative and negative covenants, including without limitation, limitations on any sale, mortgaging, granting of options or other transfer of any legal or beneficial interest in any property financed; making of dividends, share repurchases, or other restricted payments by the Company other than dividends by the Company not exceeding 50% of the excess of its net income for any period over its cumulative losses not previously applied in computing the limitation; financing new properties without first submitting such property for approval by the lender for financing under the Existing Mortgage Facility; affiliated party transactions; making certain investments; and engaging in businesses other than the ownership, management, and operation of extended stay lodging facilities.

  All or any portion of the amounts outstanding under the Existing Mortgage Facility may at any time become immediately due and payable, at the option of the lender, if an event of default occurs, including, among other things, (i) any payment of principal or interest or any payment of any fee or other amount due under the Existing Mortgage Facility is not paid when the same becomes due and payable; (ii) the Company fails to perform any obligation or observe any agreement or covenant under the Existing Mortgage Facility or related loan, collateral, or other documentation (collectively, the "Loan Documents") and such failure remains unremedied past the applicable grace period, if any;
(iii) any material representation made or deemed to be made by the Company in the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made; (iv) a default occurs and is continuing with respect to any indebtedness of the Company and (in the case of a default other than a payment default) such default permits the acceleration of indebtedness or any such indebtedness is declared due and payable prior to its stated maturity;
(v) certain events of bankruptcy, insolvency or reorganization occur with respect to the Company or any of its subsidiaries;
(vi) any material provision of collateral documentation relating to a loan ceases to be valid and binding on the Company or fails to create a valid perfected and first priority lien on any of the collateral covered thereby;
(vii) a material adverse change, or an event which is reasonably likely to have a material adverse change, occurs in the Company, in the ability of the parties to the Loan Documents to perform their respective obligations, or the legality, validity, or enforceability of the Loan Documents or the rights and remedies of the lender thereunder; or (viii) the current members of the Company's Board of Directors cease to constitute a majority of the Board.

 PROPOSED MORTGAGE FACILITY

  The Company also has received a commitment for a new mortgage facility (the "Proposed Mortgage Facility") from CS First Boston Mortgage Capital Corporation (an affiliate of CS First Boston Corporation, one of the Representatives of the Underwriters) which is expected to provide up to $300 million in mortgage financing, subject to certain conditions and limitations, for completed facilities. The Company expects that, upon completion of this new mortgage facility, it will reduce the size of the Existing Mortgage Facility to $100 million. The commitment for the Proposed Mortgage Facility is subject to the negotiation and execution of documentation in form acceptable to the lender, and the actual terms, conditions, and covenants incorporated into the definitive documentation may differ from the summaries that follow. There is no assurance that the Proposed Mortgage Facility will be entered into, and the execution of that facility is not a condition to this offering.

  Under the Proposed Mortgage Facility, each extended stay lodging facility financed thereby will, upon obtaining a certificate of occupancy, receive funding of 65% of the lesser of the total development cost, the approved budget, or the appraised value, subject to limitations based on projected debt service coverage ratios. The Company may choose either a fixed rate loan or a floating rate loan at the time the loan is to be funded, subject, however, to a requirement that a minimum of $50 million of loans must be made under the chosen rate program before the other rate program can be selected. Interest on each loan will be payable monthly at either (i) a fixed rate equal to the rate of 7-year U.S. Treasury securities on the date of funding plus from 3.55% to 3.85%, depending upon the aggregate amount of fixed rate loans, or (ii) a floating rate equal to the 30-day LIBOR rate plus 3%. Principal amortization will generally be based on a 15-year term for fixed rate loans and based on a 20-year term with an assumed 9.9% interest rate for floating rate loans. Fixed rate loans will mature on the earlier of 7 years and 3 months from the date that the first such loan is funded or eight years from the execution of a credit facility agreement. All floating rate loans will mature three years from the execution of a credit facility agreement. Prepayments of fixed rate loans may be made after five years, subject to certain penalties. Prepayments of floating rate loans may be made after one year without penalty. Amounts borrowed under the Proposed Mortgage Facility will be secured by, among other things, a first mortgage encumbering each lodging facility so financed and an assignment of the revenues and profits from such facilities.

  Funding under the Proposed Mortgage Facility is subject to, among other things, the completion of an equity or quasi-equity offering of at least $100 million (such as this offering), market capitalization of the Company of at least $300 million, maintenance of certain debt service coverage ratios, maintenance of the ratio of debt to total book capitalization of not more than 70%, maintenance of unrestricted and unpledged cash of not less than $20 million, the funding by the Company of certain escrow accounts, and prior approval by the lender of the construction and operating budgets. The Proposed Mortgage Facility also contains certain affirmative and negative covenants similar to those contained in the Existing Mortgage Facility. The Company may, however, finance new properties through other lenders without first submitting such property for approval by the lender for financing under the Proposed Mortgage Facility. However, in the event that the Company finances more than $175 million of secured facility debt (other than construction financing and certain other financings) with another lender within three years from the execution of a credit facility agreement, without having financed at least $100 million of such debt under the Proposed Mortgage Facility, the lender may terminate its obligation to fund additional facilities under the Proposed Mortgage Facility.

  All or any portion of the amounts outstanding under the Proposed Mortgage Facility would become due and payable, at the option of the lender, if an event of default occurs, including, among other things, (i) a declared default or acceleration under other indebtedness of the Company; (ii) certain events of bankruptcy with respect to the Company or any of its subsidiaries;
(iii) the Company's tangible net worth ceases to exceed $50 million; (iv) a dividend payout by the Company in excess of 50% of the excess of its net income for any period over its cumulative losses not previously applied in computing the limitation; (v) the current members of the Company's Board of Directors cease to constitute a majority of the Board; or (vi) either Mr. Huizenga or Mr. George D. Johnson, Jr. cease to be Board members to the extent that they are living and have not been declared judicially incompetent.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 200 million shares of Common Stock, $.01 par value per share, and 10 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). As of March 31, 1996, 22,853,092 shares of Common Stock were issued and outstanding and none of the Preferred Stock was outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and its Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors. Holders of Common Stock are not permitted to act by written consent. Shareholders must follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any meeting of shareholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the shareholders, to issue up to 10 million shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights (including voting rights), senior to the rights of holders of Common Stock, which could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DELAWARE GENERAL CORPORATION LAW

  The Company was incorporated in 1995 as a Delaware corporation and will be subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations, and sales of assets, with an "interested shareholder" for a period of three years from the date that such person became an interested shareholder unless (i) the transaction that results in the person's becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder, (ii) upon consummation of the transaction which results in the shareholder becoming an interested shareholder, the interested shareholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested shareholder, at a meeting of shareholders. Under Section

203, an "interested shareholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder. The Company has approved Messrs. George D. Johnson, Jr., Stewart H. Johnson, and H. Wayne Huizenga as "interested shareholders."

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested shareholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because the shareholder approval requirement would be avoided if a majority of the Company's directors then in office approve either the business combination or the transaction which results in the person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank (Chicago).

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of March 31, 1996, the Company had 22,853,092 shares of Common Stock outstanding, 7,850,062 of which were freely tradable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 15,003,030 outstanding shares of Common Stock originally subscribed for and purchased by the initial shareholders of the Company (the "Initial Shareholders") were issued and sold by the Company in private transactions ("Restricted Shares") and may not be sold unless registered under the Securities Act (which registration is described below) or sold in accordance with an exemption therefrom, such as Rule 144 or Rule 144A thereunder. The Initial Shareholders have agreed that they will not sell any shares of Common Stock prior to June 11, 1996, without the consent of DLJ, subject to certain exceptions, including pursuant to a foreclosure by a lender on a loan for which shares of Common Stock have been pledged as collateral. In addition, the holders of approximately 13.3 million shares of Common Stock (including all shares beneficially owned by the Company's directors and executive officers) have agreed that they will not sell any shares of Common Stock for a period of 90 days from the date of this Prospectus without the consent of DLJ, subject to similar exceptions.

  In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years would be entitled to sell in the public market within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. The Initial Shareholders will be able to sell shares of Common Stock acquired pursuant to the Subscription Agreements in accordance with such provision on and after August 18, 1997. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations. Rule 144A under the Securities Act permits the immediate sale by the holders of Restricted Shares issued prior to completion of this offering of all or a portion of their shares to certain "qualified institutional buyers" as defined in Rule 144A.

  The Company has registered under the Securities Act all of the 15,003,000 shares of Common Stock owned by the Initial Shareholders so that such Initial Shareholders may make resales in the public market of their Common Stock upon expiration of their lock-up agreements described above. The Company also has registered under the Securities Act 4,000,000 shares of Common Stock which may be issued from time-to-time in connection with potential future acquisitions of various businesses and resales of such shares by the recipients thereof, and the Company has issued an aggregate of 722,237 of such shares of Common Stock and expects to issue approximately 116,000 shares of Common Stock in connection with the proposed acquisition of the KHEC Facility. See "Recent Developments." The Company also intends to register under the Securities Act all shares reserved for issuance under the 1995 Plan, the 1996 Plan, and the Directors' Plan. All shares purchased in the future under such plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the holding period requirement. Shares registered pursuant to any of these registration statements could be sold in the public market.

                                 UNDERWRITING

  Subject to the terms and certain conditions contained in the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Allen & Company Incorporated, CS First Boston Corporation, and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company an aggregate of 5,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
                              UNDERWRITERS                              SHARES
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Allen & Company Incorporated.......................................
   CS First Boston Corporation........................................
   Smith Barney Inc...................................................
                                                                       ---------
       Total.......................................................... 5,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered in this offering (other than the shares of the Common Stock covered by the over-allotment option described below) if any are taken.

  The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain liabilities, including liabilities under the Securities Act.

  The Underwriters have advised the Company that they propose to offer the shares of Common Stock in this offering to the public at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to
exceed $       per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $       per share to any other Underwriter
and certain other dealers.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock, at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares offered in this offering.

  DLJ, one of the Representatives, and certain of its affiliates own 1,219,457 shares of Common Stock which represented 5.3% of the Company's Common Stock as of March 31, 1996. For a description of the mortgage facility provided to the Company by an affiliate of DLJ, see "Financing."

  An affiliate of CS First Boston Corporation, one of the Representatives, has committed to provide to the Company a mortgage facility of up to $300 million, subject to certain conditions. For a description of the Proposed Mortgage Facility, see "Financing."

  Pursuant to regulations promulgated by the Securities and Exchange Commission (the "Commission"), market makers in the Common Stock who are Underwriters or prospective underwriters ("passive market makers") may, subject to certain limitations, make bids for or purchases of shares of Common Stock until the earlier of the time of commencement (the "Commencement Date") of offers or sales of the Common Stock contemplated by this Prospectus or the time at which a stabilizing bid for such shares is made. In general, on and after the date two days prior to the Commencement Date (1) such market maker's net daily purchases of the Common Stock may not exceed 30% of the average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) such market maker may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

  Subject to certain exceptions, the Company and certain shareholders (including all of its directors and executive officers) have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable into any shares of Common Stock prior to the expiration of 90 days from the date of this Prospectus, without the prior written consent of DLJ. See "Shares Eligible for Future Sale."

  At the request of the Company, up to 250,000 shares of Common Stock offered in this offering have been reserved for sale to certain individuals, including employees of the Company and other entities with whom directors of the Company are affiliated, and members of their families. The price of such shares to such persons will be the public offering price set forth on the cover of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase reserved shares. Any shares not so purchased will be offered in this offering at the public offering price set forth on the cover of this Prospectus.

                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bell, Boyd & Lloyd, Chicago, Illinois, and for the Underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

  The consolidated balance sheet of Extended Stay America, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from January 9, 1995 (inception) through December 31, 1995, the statements of operations, partners' deficit, and cash flows of Welcome Inn America 89-1, L.P. for each of the two years in the period ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995, the balance sheets of Apartment/Inn, L.P. as of December 31, 1994 and 1995 and the related statements of operations and partners' deficit and cash flows for each of the two years in the period ended December 31, 1995, the combined balance sheets of Hometown Inn I, LTD and Hometown Inn II, LTD as of December 31, 1994 and 1995 and the related combined statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 1995, and the balance sheet of Kipling Hospitality Enterprise Corporation as of December 31, 1995 and the related statements of operations and retained earnings and cash flows for the year then ended, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
PRO FORMA FINANCIAL STATEMENTS OF EXTENDED STAY AMERICA, INC. AND
 SUBSIDIARIES
Pro Forma Consolidated Statement of Operations for the period from
 January 9, 1995 (inception) through December 31, 1995 (unaudited) and
 the three months ended March 31, 1996 (unaudited).......................   F-2
Pro Forma Consolidated Balance Sheet as of March 31, 1996 (unaudited)....   F-4
EXTENDED STAY AMERICA, INC. AND SUBSIDIARIES
Report of Independent Accountants........................................   F-5
Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996
 (unaudited).............................................................   F-6
Consolidated Statements of Operations for the period from January 9, 1995
 (inception) through December 31, 1995, for the period from January 9,
 1995 (inception) through March 31, 1995 (unaudited) and for the three
 months ended March 31, 1996 (unaudited) ................................   F-7
Consolidated Statements of Shareholders' Equity for the period from
 January 9, 1995 (inception) through December 31, 1995 and for the three
 months ended March 31, 1996 (unaudited) ................................   F-8
Consolidated Statements of Cash Flows for the period from January 9, 1995
 (inception) through December 31, 1995, for the period from January 9,
 1995 (inception) through March 31, 1995 (unaudited) and for the three
 months ended March 31, 1996 (unaudited).................................   F-9
Notes to Consolidated Financial Statements...............................  F-10
WELCOME INN AMERICA 89-1, L.P.
Report of Independent Accountants........................................  F-17
Statements of Operations for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through August 18, 1995.........  F-18
Statements of Partners' Deficit for the years ended December 31, 1993 and
 1994 and for the period from January 1, 1995 through August 18, 1995....  F-19
Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through August 18, 1995.........  F-20
Notes to Financial Statements............................................  F-21
APARTMENT/INN, L.P.
Report of Independent Accountants........................................  F-22
Balance Sheets as of December 31, 1994 and 1995..........................  F-23
Statements of Operations and Partners' Deficit for the two years ended
 December 31, 1994 and 1995..............................................  F-24
Statements of Cash Flows for the two years ended December 31, 1994 and
 1995....................................................................  F-25
Notes to Financial Statements............................................  F-26
HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD
Report of Independent Accountants........................................  F-28
Combined Balance Sheets as of December 31, 1994 and 1995.................  F-29
Combined Statement of Operations and Partners' Capital for the three years ended December 31, 1993, 1994, and 1995...........................  F-30
Combined Statement of Cash Flows for the three years ended December 31,
 1993, 1994, and 1995....................................................  F-31
Notes to Combined Financial Statements...................................  F-32
KIPLING HOSPITALITY ENTERPRISE CORPORATION
Report of Independent Accountants........................................  F-34
Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)....  F-35
Statements of Operations and Retained Earnings for the year ended
 December 31, 1995 and the three months ended March 31, 1995 and 1996
 (unaudited).............................................................  F-36
Statements of Cash Flows for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)..................  F-37
Notes to Financial Statements............................................  F-38

                 EXTENDED STAY AMERICA, INC. AND SUBSIDIARIES

  These unaudited pro forma consolidated statements of operations are presented as if the acquisitions of the Acquired Facilities and the proposed acquisition of the KHEC Facility and the related issuances of shares of common stock had occurred on January 9, 1995 (the date of inception of the Company). For the year ended December 31, 1995, the statement also reflects the acquisition of the Marietta Facility and estimated incremental expenses to operate as a publicly held company as if it were publicly held on the date of inception. Such pro forma information is based in part upon the consolidated statements of operations of Extended Stay America, Inc. and subsidiaries and the statements of operations of Welcome, Apartment/Inn, Hometown Inn, and KHEC. They should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. The acquisition of the lodging facility from AATI has not been included in these unaudited statements of operations because the purchase price and the unaudited results of operations for the periods, when measured in relation to the Company, did not meet certain materiality standards and can be excluded as permitted by the rules and regulations of the Securities and Exchange Commission.

  These unaudited pro forma consolidated statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming such transactions had been completed as of January 9, 1995, nor do they purport to represent the results of operations for any future periods. Results of operations and the related earnings or loss per share for future periods will be affected by a number of factors, including but not limited to, the number of facilities opened and the operating results therefrom, interest costs incurred on indebtedness (including the amortization of the fees paid in cash and common stock to DLJ), corporate operating and property management expenses, site selection costs and the number of future shares issued.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE PERIOD FROM JANUARY 9, 1995 (INCEPTION)
                     THROUGH DECEMBER 31, 1995 (UNAUDITED)

                                                                    PRO FORMA
                                       COMPLETED                    COMPLETED    PROPOSED
                           ACTUAL     ACQUISITIONS ADJUSTMENTS     ACQUISITIONS ACQUISITION  ADJUSTMENTS    PRO FORMA
Revenue:
 Room revenue........... $   817,133   $4,726,203  $ (108,616)(1)   $5,434,720  $1,255,118    $(27,509)(1)  $6,662,329
 Management fees........      17,775                  (17,775)(2)
 Other revenue..........      42,977      215,409      (5,035)(1)      253,351      69,501      (1,523)(1)     321,329
                         -----------   ----------  ----------       ----------  ----------    --------      ----------
   Total revenue........     877,885    4,941,612    (131,426)       5,688,071   1,324,619     (29,032)      6,983,658
                         -----------   ----------  ----------       ----------  ----------    --------      ----------
Costs and expenses:
 Property operating
  expenses..............     332,523    2,066,850     (49,037)(1)    2,332,561     757,768     (16,609)(1)   3,073,720
                                                      (17,775)(2)
 Corporate operating
  and property
  management expenses...   2,042,039      302,452     800,000 (3)    3,144,491     111,362     (58,093)(2)   3,196,592
                                                                                                (1,168)(1)
 Site selection costs...     512,529                                   512,529                                 512,529
 Depreciation and
  amortization..........     146,726      514,085     220,703 (4)      881,514      89,018      70,982 (4)   1,041,514
                         -----------   ----------  ----------       ----------  ----------    --------      ----------
   Total costs and
    expenses............   3,033,817    2,883,387     953,891        6,871,095     958,148      (4,888)      7,824,355
                         -----------   ----------  ----------       ----------  ----------    --------      ----------
   Income (loss) from
    operations..........  (2,155,932)   2,058,225  (1,085,317)      (1,183,024)    366,471     (24,144)       (840,697)
Interest income
 (expense)..............     848,510     (836,797)    836,797 (5)      848,510    (119,011)     75,011 (5)     804,510
                         -----------   ----------  ----------       ----------  ----------    --------      ----------
 Net income (loss)...... $(1,307,422)  $1,221,428  $ (248,520)      $ (334,514) $  247,460    $ 50,867      $  (36,187)
                         ===========   ==========  ==========       ==========  ==========    ========      ==========
 Net loss per common
  share(6).............. $     (0.10)                               $    (0.02)                             $    (0.00)
                         ===========                                ==========                              ==========
 Weighted average
  number of common and
  equivalent shares
  outstanding during
  the period(6).........  12,652,110                                13,589,464                              13,834,129
                         ===========                                ==========                              ==========

                 EXTENDED STAY AMERICA, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
             FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                                  PRO FORMA
                                      COMPLETED                   COMPLETED    PROPOSED
                           ACTUAL    ACQUISITIONS ADJUSTMENTS    ACQUISITIONS ACQUISITION ADJUSTMENTS    PRO FORMA
Revenue:
 Room revenue........... $1,137,841    $458,068    $              $1,595,909   $231,426     $           $ 1,827,335
 Other revenue..........     32,988      15,966                       48,954     13,297                      62,251
                         ----------    --------    --------       ----------   --------     -------     -----------
   Total revenue........  1,170,829     474,034                    1,644,863    244,723                   1,889,586
                         ----------    --------    --------       ----------   --------     -------     -----------
Costs and expenses:
 Property operating
  expenses..............    442,540     152,804                      595,344    167,465                     762,809
 Corporate operating
  and property
  management expenses...  1,580,655      38,961                    1,619,616     18,047     (11,260)(2)   1,626,403
 Site selection costs...    823,733                                  823,733                                823,733
 Depreciation and
  amortization..........    203,343      49,399       6,038 (4)      258,780     18,132      21,868 (4)     298,780
                         ----------    --------    --------       ----------   --------     -------     -----------
   Total costs and
    expenses............  3,050,271     241,164       6,038        3,297,473    203,644      10,608       3,511,725
                         ----------    --------    --------       ----------   --------     -------     -----------
   Income (loss) from
    operations.......... (1,879,442)    232,870      (6,038)      (1,652,610)    41,079     (10,608)     (1,622,139)
Interest income
 (expense)..............  1,450,132                                1,450,132    (31,836)      6,836 (5)   1,425,132
                         ----------    --------    --------       ----------   --------     -------     -----------
 Net income (loss)...... $ (429,310)   $232,870    $ (6,038)      $ (202,478)  $  9,243     $(3,772)    $  (197,007)
                         ==========    ========    ========       ==========   ========     =======     ===========
 Net loss per common
  share(6).............. $    (0.02)                              $    (0.01)                           $     (0.01)
                         ==========                               ==========                            ===========
 Weighted average
  number of common
  shares outstanding
  during the period(6).. 22,467,393                               22,853,092                             22,969,438
                         ==========                               ==========                            ===========

- ---------------------
(1) To eliminate the estimated revenues and expenses for the Acquired Facilities, the Marietta Facility and the KHEC Facility for the period January 1, 1995 through January 8, 1995 in order to present a period comparable to the historical period for the Company.

(2) To eliminate in consolidation management fees charged to the Marietta Facility prior to being acquired by the Company and franchise fees incurred by KHEC.

(3) Reflects estimated increases in: (i) salaries and benefits--$238,000; (ii) state capital-based taxes--$150,000; (iii) audit and tax fees--$75,000;
    (iv) legal expenses--$37,000; (v) directors' and officers' insurance-- $150,000; (vi) additional expenses--$150,000, as if the Company had been a public company on the date of inception.

(4) To adjust depreciation and amortization expense to reflect the expense based on the purchase price paid and to be paid by the Company for the Acquired Facilities, the Marietta Facility, and the KHEC Facility for any period prior to acquisition.

(5) To eliminate non-continuing interest expense paid by the Acquired Facilities, the Marietta Facility and the KHEC Facility prior to acquisition, net of interest income earned by the Company on the amount of cash used in the acquisitions.

(6) See notes 2 and 5 to the Company's consolidated financial statements.

                 EXTENDED STAY AMERICA, INC. AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

  This unaudited pro forma consolidated balance sheet is presented as if this offering had been completed and the proposed acquisition of the KHEC Facility had occurred on March 31, 1996. Such pro forma information is based upon the consolidated balance sheet of the Company and the balance sheet of KHEC as of March 31, 1996. It should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited pro forma consolidated balance sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Company.

                                        PROPOSED
                            ACTUAL     ACQUISITION  ADJUSTMENTS       PRO FORMA
         ASSETS
Current assets:
  Cash and cash
   equivalents.......... $104,010,918    $ 40,136   $ (2,040,136)(1) $226,010,918
                                                     124,000,000 (2)
  Refundable deposits...      621,654                                     621,654
  Supply inventories....      291,266      40,338        (40,338)(1)      291,266
  Prepaid expenses......      366,142                                     366,142
  Other current assets..       56,768      26,569        (26,569)(1)       56,768
                         ------------  ----------   ------------     ------------
    Total current
     assets.............  105,346,748     107,043    121,892,957      227,346,748
                         ------------  ----------   ------------     ------------
Property and equipment,
 net....................   51,658,313   1,454,178      3,570,822 (1)   56,683,313
Site deposits and
 preacquisition costs...    3,913,811                                   3,913,811
Deferred loan costs.....    5,294,114       8,327         (8,327)(1)    5,294,114
Other assets............      156,741                                     156,741
                         ------------  ----------   ------------     ------------
                         $166,369,727  $1,569,548   $125,455,452     $293,394,727
                         ============  ==========   ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...... $    925,504  $   15,730   $    (15,730)(1) $    925,504
  Accrued salaries and
   related expenses.....       67,855      15,537        (15,537)(1)       67,855
  Due to related
   parties..............       71,845     113,486       (113,486)(1)       71,845
  Other accrued
   expenses.............      440,612      46,881        (46,881)(1)      440,612
  Deferred revenue......      330,856       9,499         (9,499)(1)      330,856
  Current maturities of
   long-term debt.......                   64,454        (64,454)(1)
                         ------------  ----------   ------------     ------------
    Total current
     liabilities........    1,836,672     265,587       (265,587)       1,836,672
                         ------------  ----------   ------------     ------------
Long-term debt..........                1,105,358     (1,105,358)(1)
Shareholders' Equity:
  Preferred stock, $.01
   par value, 10,000,000
   shares authorized, no
   shares issued or
   outstanding..........
  Common stock, $.01 par
   value, 200,000,000
   shares authorized,
   22,853,092 and
   27,969,438 shares
   issued and
   outstanding for
   Actual and Pro Forma,
   respectively.........      228,531     174,000       (172,837)(1)      279,694
                                                          50,000 (2)
  Additional paid in
   capital..............  166,041,256      30,270      2,993,567 (1)  293,015,093
                                                     123,950,000 (2)
  Due from affiliated
   companies and prepaid
   services.............                 (521,395)       521,395 (1)
  Accumulated
   (deficit)/retained
   earnings.............   (1,736,732)    515,728       (515,728)(1)   (1,736,732)
                         ------------  ----------   ------------     ------------
    Total shareholders'
     equity.............  164,533,055     198,603    126,826,397      291,558,055
                         ------------  ----------   ------------     ------------
                         $166,369,727  $1,569,548   $125,455,452     $293,394,727
                         ============  ==========   ============     ============

- ---------------------
(1) To reflect the purchase adjustments relating to the proposed acquisition of the KHEC Facility assuming the acquisition is completed through the issuance of 116,346 shares of Common Stock and to reflect the use of $2,000,000 of the Company's cash representing the estimated costs to remodel and to convert the property to an extended stay lodging facility.
(2) To reflect the estimated net proceeds of this offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying consolidated balance sheet of Extended Stay America, Inc. and subsidiaries (the "Company") as of December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from January 9, 1995 (inception) through December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Extended Stay America, Inc. and subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for the period from January 9, 1995 (inception) through December 31, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
January 26, 1996

                          EXTENDED STAY AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,   MARCH 31,
                                                        1995          1996
                      ASSETS                        ------------  ------------
                                                                  (UNAUDITED)
Current assets:
  Cash and cash equivalents (including securities
   purchased under agreements to resell of
   $122,904,142 at December 31, 1995).............. $123,357,510  $104,010,918
  Refundable deposits..............................      344,064       621,654
  Supply inventories...............................       92,817       291,266
  Prepaid expenses.................................      318,541       366,142
  Other current assets.............................       20,758        56,768
                                                    ------------  ------------
    Total current assets...........................  124,133,690   105,346,748
                                                    ------------  ------------
Property and equipment, net........................   18,205,537    51,658,313
Site deposits and preacquisition costs.............    1,931,215     3,913,811
Deferred loan costs................................    5,293,119     5,294,114
Other assets.......................................       55,088       156,741
                                                    ------------  ------------
                                                    $149,618,649  $166,369,727
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $    670,708  $    925,504
  Accrued salaries and related expenses............      271,230        67,855
  Due to related parties...........................      133,149        71,845
  Other accrued expenses...........................      691,117       440,612
  Deferred revenue.................................                    330,856
  Note payable.....................................      630,200
                                                    ------------  ------------
    Total current liabilities......................    2,396,404     1,836,672
                                                    ------------  ------------
Commitments
Shareholders' Equity:
  Preferred stock, $.01 par value, 10,000,000
   shares authorized, no shares issued and
   outstanding.....................................
  Common stock, $.01 par value, 200,000,000 shares
   authorized, 22,130,855 and 22,853,092 shares
   issued and outstanding, respectively............      221,309       228,531
  Additional paid in capital.......................  148,308,358   166,041,256
  Accumulated deficit..............................   (1,307,422)   (1,736,732)
                                                    ------------  ------------
    Total shareholders' equity.....................  147,222,245   164,533,055
                                                    ------------  ------------
                                                    $149,618,649  $166,369,727
                                                    ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                          EXTENDED STAY AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            FOR THE      FOR THE
                                          PERIOD FROM  PERIOD FROM
                                          JANUARY 9,   JANUARY 9,
                                             1995         1995        FOR THE
                                          (INCEPTION)  (INCEPTION)  THREE MONTHS
                                            THROUGH      THROUGH       ENDED
                                           DECEMBER     MARCH 31,    MARCH 31,
                                           31, 1995       1995          1996
                                          -----------  -----------  ------------
                                                       (UNAUDITED)  (UNAUDITED)
Revenue:
  Room revenue........................... $   817,133  $             $1,137,841
  Management fees........................      17,775
  Other revenue..........................      42,977                    32,988
                                          -----------                ----------
    Total revenue........................     877,885                 1,170,829
                                          -----------                ----------
Costs and expenses:
  Property operating expenses............     332,523                   442,540
  Corporate operating and property
   management expenses (including
   $386,000 to related parties for the
   period ending December 31, 1995)......   2,042,039     195,823     1,580,655
  Site selection costs...................     512,529      52,778       823,733
  Depreciation and amortization..........     146,726                   203,343
                                          -----------  ----------    ----------
    Total costs and expenses.............   3,033,817     248,601     3,050,271
                                          -----------  ----------    ----------
    Loss from operations.................  (2,155,932)   (248,601)   (1,879,442)
Interest income..........................     848,510                 1,450,132
                                          -----------  ----------    ----------
    Net loss............................. $(1,307,422) $ (248,601)   $ (429,310)
                                          ===========  ==========    ==========
    Net loss per common share............ $     (0.10) $    (0.02)   $    (0.02)
                                          ===========  ==========    ==========
    Weighted average number of common and
     equivalent shares outstanding during
     the period..........................  12,652,110  11,489,017    22,467,393
                                          ===========  ==========    ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                          EXTENDED STAY AMERICA, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE PERIOD FROM JANUARY 9, 1995 (INCEPTION)
                           THROUGH DECEMBER 31, 1995
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                       ADDITIONAL
                                              COMMON    PAID-IN     ACCUMULATED
                                    SHARES    STOCK     CAPITAL       DEFICIT
Issuance of common stock, net of
 issuance costs of $5,709,337...  22,130,855 $221,309 $148,308,358
Net loss........................                                    $(1,307,422)
                                  ---------- -------- ------------  -----------
Balances, December 31, 1995.....  22,130,855  221,309  148,308,358   (1,307,422)
Issuance of common stock
 (unaudited)....................     722,237    7,222   17,845,642
Additional payouts of initial
 public offering costs
 (unaudited)....................                          (112,744)
Net loss (unaudited)............                                       (429,310)
                                  ---------- -------- ------------  -----------
Balances, March 31, 1996
 (unaudited)....................  22,853,092 $228,531 $166,041,256  $(1,736,732)
                                  ========== ======== ============  ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                          EXTENDED STAY AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   FOR THE
                                 PERIOD FROM        FOR THE
                               JANUARY 9, 1995    PERIOD FROM
                                 (INCEPTION)    JANUARY 9, 1995
                                   THROUGH        (INCEPTION)    FOR THE THREE
                                DECEMBER 31,   THROUGH MARCH 31,  MONTHS ENDED
                                    1995             1995        MARCH 31, 1996
                               --------------- ----------------- --------------
                                                  (UNAUDITED)     (UNAUDITED)
Cash flows from operating
 activities:
 Net loss.....................  $ (1,307,422)      $(248,601)     $   (429,310)
  Adjustments to reconcile net
   loss to net cash (used in)
   provided by operating
   activities:
   Depreciation and
    amortization..............       146,726                           203,343
   Write-off of site deposits
    and preacquisition costs..       288,655                           187,418
   Change in:
    Refundable deposits.......       (45,516)         (3,371)         (117,590)
    Supply inventories........       (92,817)                          (24,930)
    Prepaid expenses..........      (318,541)         (5,345)          (51,154)
    Other current assets......       (26,284)                          (36,010)
    Accounts payable..........        65,504                           205,361
    Accrued expenses..........       355,397          89,537           224,915
    Due to related parties....       133,149          54,857          (133,149)
    Deferred revenue..........                                         330,856
                                ------------       ---------      ------------
     Net cash (used in)
      provided by operating
      activities..............      (801,149)       (112,923)          359,750
                                ------------       ---------      ------------
Cash flows from investing
 activities:
 Acquisition of extended stay
  properties..................    (2,342,346)                         (355,579)
 Additions to property and
  equipment...................   (13,230,022)       (281,301)      (15,356,090)
 Payments for site deposits
  and preacquisition costs....    (2,579,667)       (120,086)       (2,738,578)
 Refunds of deposits on
  property sites..............       191,666                           240,000
 Payments for other assets....       (65,436)                          (60,746)
                                ------------       ---------      ------------
     Net cash used in
      investing activities....   (18,025,805)       (401,387)      (18,270,993)
                                ------------       ---------      ------------
Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock................   143,882,880
 Additions to deferred loan
  costs.......................    (1,698,416)                          (21,698)
 Additions to prepaid
  registration costs..........                                         (52,035)
 Proceeds from related party
  loans.......................     6,135,462         521,031
 Payments on related party
  loans.......................    (6,135,462)
 Payment of note payable......                                        (630,200)
 Payments of initial public
  offering costs..............                                        (731,416)
                                ------------       ---------      ------------
     Net cash provided by
      (used in) financing
      activities..............   142,184,464         521,031        (1,435,349)
                                ------------       ---------      ------------
     Increase (decrease) in
      cash....................   123,357,510           6,721       (19,346,592)
Cash and cash equivalents at
 beginning of period..........                                     123,357,510
                                ------------       ---------      ------------
Cash and cash equivalents at
 end of period................  $123,357,510       $   6,721      $104,010,918
                                ============       =========      ============
Noncash investing and
 financing transactions:
 Issuance of common stock for
  acquisition of extended stay
  properties..................  $  1,700,000                      $ 17,852,864
                                ============                      ============
 Capitalized or deferred items
  included in accounts payable
  and accrued liabilities.....  $  1,212,154       $ 454,178      $    654,639
                                ============       =========      ============
 Note payable for purchase of
  property site...............  $    630,200
                                ============
 Issuance of common stock for
  deferred loan costs.........  $  3,574,000
                                ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          EXTENDED STAY AMERICA, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Extended Stay America, Inc. (the "Company") was incorporated on January 9, 1995 as a Delaware corporation to develop, own, and operate extended stay lodging facilities designed to appeal to value-conscious guests. Operations of the Company's first extended stay facility commenced on August 1, 1995. The Company acquired a second extended stay facility on August 18, 1995 (Note 5). The Company's current operating subsidiaries are ESA Development, Inc. and ESA Properties, Inc., which acquire and develop properties, and ESA Management, Inc., which provides management services for all of the lodging facilities owned by the Company and its subsidiaries. The Company expects that each lodging facility will be owned by a separate single-purpose subsidiary formed for such purpose.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk. The Company maintained deposits totaling $123,357,510 at December 31, 1995, with one bank. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  The Company invests excess funds in an overnight sweep account with NationsBank which invests in short-term, interest-bearing reverse repurchase agreements. On December 31, 1995, the Company had invested $122,904,142 in U.S. Government securities under agreements to resell. Due to the short-term nature of these investments, the Company did not take possession of the securities, which were instead held by the bank. The market value of the securities held pursuant to the agreements approximates the carrying amount.

  Supply Inventories. Supply inventories consist principally of linen, cleaning and other room supplies and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  Property and Equipment. Property and equipment is stated at cost. The Company capitalizes interest, salaries and related costs for site selection, design and construction supervision.

  Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Buildings and improvements......................................  40 years
      Furniture, fixtures and equipment............................... 3-7 years

  For the period from January 9, 1995 through December 31, 1995 the Company incurred interest of $98,217 all of which was capitalized and included in the cost of buildings and improvements.

                          EXTENDED STAY AMERICA, INC.

  Preacquisition Costs. The Company incurs costs related to the acquisition of property sites. These costs are capitalized when it is probable that a site will be acquired. These costs are reclassified to property and equipment upon acquisition. In the event the acquisition is not consummated, the costs are charged to site selection costs. All other site selection costs are expensed as incurred.

  Deferred Loan Costs. The Company has incurred costs in obtaining financing. These costs have been deferred and will be amortized over the life of the respective loans using the effective yield method.

  Preopening Costs. The Company capitalizes compensation and other training-related costs incurred prior to the opening of a property. Included in other current assets at December 31, 1995 are costs of $7,736, net of accumulated amortization of $5,526, which are being amortized over a period of twelve months.

  Organization Costs. Organization costs at December 31, 1995 of $41,388 are included in other assets, net of accumulated amortization of $10,348, and are being amortized over sixty months using the straight-line method.

  Income Taxes. Income taxes for the Company are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of a liability method in which deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse.

  Revenue Recognition. Room revenue and other income are recognized when earned. Management fees of $17,775 were recognized as earned and represent fees charged to Welcome Inn America 89-1, L.P. for the management of its extended stay property for the period May 1, 1995 through August 18, 1995 prior to the acquisition of such property by the Company (Note 5).

  Business Segment. The Company operates principally in one business segment which is to develop, own, and operate extended stay lodging facilities.

  Net Loss Per Common Share. The net loss per common share amount in the statement of operations for the three months ended March 31, 1996 has been computed in accordance with Accounting Principles Board Opinion (APB) No. 15. The net loss per common share amount for the year ended December 31, 1995 and for the three months ended March 31, 1995 has been computed in accordance with a Staff Accounting Bulletin (SAB) of the Securities and Exchange Commission. According to the SAB, equity securities, including stock, warrants, options and other potentially dilutive securities, issued within a twelve-month period prior to an initial public offering of common stock must be treated as common stock equivalents when computing earnings per share for all periods presented if the issue price of the common stock or the exercise price of the warrants, options or other potentially dilutive securities is substantially less than the proposed initial public offering price, including loss years where the impact of the incremental shares is anti-dilutive. As permitted by the SAB, the treasury stock method has been used in determining the weighted average number of shares of common stock outstanding during the periods presented.

  On October 19, 1995, the Board of Directors of the Company declared a 210-for-1 stock split effected in the form of a dividend. Accordingly, all shares and per share amounts have been adjusted retroactively to reflect this event.

  Unaudited Interim Financial Statements. The unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and generally accepted accounting principles applicable to interim financial statements and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results to be expected for a full year. All data at March 31, 1995 and 1996 and for each of the three-month periods then ended are unaudited.

                          EXTENDED STAY AMERICA, INC.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                    DECEMBER
                                                                    31, 1995
      Land and improvements, including land under current
       development................................................ $ 9,074,172
      Buildings and improvements..................................   5,350,107
      Furniture, fixtures and equipment...........................   1,197,481
      Construction in progress....................................   2,714,629
                                                                   -----------
                                                                    18,336,389
      Less accumulated depreciation...............................     130,852
                                                                   -----------
          Total property and equipment............................ $18,205,537
                                                                   ===========

  The Company had commitments to construct additional extended stay properties totaling approximately $23,000,000 at December 31, 1995.

NOTE 4--OPTIONS TO PURCHASE PROPERTY SITES

  As of December 31, 1995, the Company had options to purchase parcels of real estate at 32 locations in 14 states. The Company has paid $710,000 in connection with these options. If for any reason the Company does not acquire these parcels, the amounts paid in connection with the options are generally refundable. These amounts are included in site deposits and preacquisition costs.

NOTE 5--ACQUISITION OF EXTENDED STAY PROPERTIES

  On August 18, 1995 the Company acquired an existing extended stay property from Welcome Inn America 89-1, L.P. for $4,042,346 which was paid for by the issuance of 357,000 shares of common stock valued at $1,700,000 and payment of $2,342,346 in cash.

  On January 26, 1996, the Company acquired an existing extended stay property from Apartment/Inn, L.P. for approximately $8,324,000 which was paid for by the issuance of 293,629 shares of common stock plus the payment of related expenses of approximately $106,000 in cash.

  On February 23, 1996, the Company acquired two existing extended stay properties from Hometown Inn I, LTD and Hometown Inn II, LTD for approximately $9,603,000 which was paid for by the issuance of 428,608 shares of common stock and $75,000 in cash plus the payment of related expenses of $175,000 in cash. (Unaudited)

  These acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the properties are included in the Consolidated Statement of Operations from the dates of acquisition.

                          EXTENDED STAY AMERICA, INC.

  The following unaudited pro forma condensed statements of operations of the Company have been updated to include all acquisitions occurring through March 31, 1996, as discussed above, and the issuance of shares to acquire and to fund the cash portion of the purchase prices as if the acquisitions had occurred on January 9, 1995 (the date of inception of the Company). Accordingly, the unaudited pro forma statement of operations for the period January 9, 1995 through December 31, 1995 differs from the statement included in the Company's 1995 annual report to shareholders. This statement also reflects estimated incremental expenses to operate as a publicly held company as if the Company were publicly held on the date of inception. This pro forma condensed statement of operations is not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 9, 1995, nor does it purport to represent the results of operations for future periods.

                         PRO FORMA FOR THE PERIOD FROM PRO FORMA FOR THE PERIOD FROM PRO FORMA FOR THE
                                JANUARY 9, 1995               JANUARY 9, 1995          THREE MONTHS
                              (INCEPTION) THROUGH           (INCEPTION) THROUGH            ENDED
                               DECEMBER 31, 1995              MARCH 31, 1995          MARCH 31, 1996
                                  (UNAUDITED)                   (UNAUDITED)             (UNAUDITED)
Revenue:
  Room revenue..........          $ 5,434,720                   $1,128,223              $1,595,909
  Other revenue.........              253,351                       57,791                  48,954
                                  -----------                   ----------              ----------
    Total revenue.......            5,688,071                    1,186,014               1,644,863
                                  -----------                   ----------              ----------
Costs and expenses:
  Property operating
   expenses.............            2,332,561                      522,856                 595,344
  Corporate operating
   and property
   management expenses..            3,144,491                      473,658               1,619,616
  Site selection costs..              512,529                       52,778                 823,733
  Depreciation and
   amortization.........              881,514                      213,486                 258,780
                                  -----------                   ----------              ----------
    Total costs and
     expenses...........            6,871,095                    1,262,778               3,297,473
                                  -----------                   ----------              ----------
    Loss from
     operations.........           (1,183,024)                     (76,763)             (1,652,610)
  Interest income.......              848,510                                            1,450,132
                                  -----------                   ----------              ----------
    Net loss............          $  (334,514)                  $  (76,763)             $ (202,478)
                                  ===========                   ==========              ==========
    Net loss per common
     share and
     equivalent.........          $     (0.02)                  $    (0.01)             $    (0.01)
                                  ===========                   ==========              ==========
    Weighted average
     number of common
     and equivalent
     shares outstanding
     during the period..           13,589,464                   12,493,366              22,853,092
                                  ===========                   ==========              ==========

NOTE 6--NOTE PAYABLE

  In conjunction with the acquisition of a property site, the Company issued a note payable to the seller in the amount of $630,200. The note bore interest at a rate of three percent per year and was paid on January 2, 1996. The note was collateralized by a deed of trust on the property.

NOTE 7--PREFERRED STOCK

  Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board will designate for each such series, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by law. No shares of preferred stock are outstanding and the Company has no present plans to issue any shares of preferred stock.

NOTE 8--STOCK OPTION PLANS

  The Company has adopted the 1995 Employee Stock Option Plan to attract and retain employees and consultants. Under the plan, options may be granted with respect to a total of not more than 1,677,060 shares of common stock, subject to antidilution and other adjustment provisions. No options may be granted under the plan after August 18, 2005. The options vest over a four-year period.

  During the period January 9, 1995 through December 31, 1995, the compensation committee granted, under the plan, 1,132,501 ten-year options to purchase common stock at exercise prices per share ranging from $4.76

                          EXTENDED STAY AMERICA, INC.

to $13.00. The option price is equal to the fair market value of the stock on the date of grant, as determined by the Board of Directors. No options to purchase common stock under the plan are currently exercisable.

  During the period January 1, 1996 through March 31, 1996, the compensation committee granted under the 1995 plan 544,372 additional options to purchase common stock at exercise prices per share ranging from $21.00 to $30.25. (Unaudited)

  Pursuant to an agreement with an officer of ESA Development, Inc. ("ESA Development"), such officer was granted options in June 1995 to purchase a total of 1,437.5 shares of ESA Development common stock. In March 1996, the agreement and options were terminated. (Unaudited)

  The Company has adopted the 1995 Stock Option Plan for Non-Employee Directors. Under the plan, options may be granted with respect to a total of not more than 240,000 shares of common stock of the Company subject to the antidilution and other adjustment provisions. Each option shall be for a term of ten years and shall become exercisable six months after the date of its grant. Options to purchase an aggregate of 80,000 shares of the Company's common stock were granted to non-employee directors of the Company effective upon the Company's initial public offering of its common stock on December 13, 1995 at an exercise price per share of $13.00 (the initial public offering price). Pursuant to the plan, subsequent non-employee directors of the Company will be granted a one-time option to purchase 20,000 shares of the Company's common stock upon their initial election to the Board of Directors of the Company at a price equal to the fair market value of the stock on the date of grant. During the four-year period following the initial election of a non-employee director to the Board of Directors, an additional option covering 5,000 shares of common stock of the Company shall be granted to such non-employee director on each anniversary of such non-employee director's initial option grant, provided that not more than four such additional options shall be granted to any one non-employee director. No options may be granted under the plan after November 17, 2005. As of December 31, 1995, no options to purchase common stock under the plan were exercisable.

  Effective January 24, 1996, the Company has adopted (subject to shareholder approval) the 1996 Employee Stock Option Plan to attract and retain employees and consultants. Under the plan, options may be granted with respect to a total of not more than 2,500,000 shares of common stock, subject to antidilution and other adjustment provisions. No options may be granted under the plan after January 24, 2006. The options vest over a four-year period.

  During the period January 1, 1996 through March 31, 1996, the compensation committee granted under the 1996 plan 679,385 options to purchase common stock at exercise prices per share ranging from $21.00 to $25.88 under this plan. (Unaudited)

NOTE 9--MORTGAGE FACILITY

  On October 31, 1995, the Company executed a mortgage facility (the "Mortgage Facility") for up to $200 million to be used to finance, on a long-term basis, newly constructed extended stay lodging facilities. The Mortgage Facility provides that after the first $100 million of borrowings, the availability of the next $60 million is contingent upon (1) the Company's operating facilities meeting certain debt coverage ratios, and (2) the successful completion of an initial public offering of the Company's common stock which was completed on December 19, 1995. An additional $40 million will become available at the option of the Company, subject to the Company having at least 10 facilities which meet certain debt coverage ratios. Draws under the Mortgage Facility will be made on an individual property basis in amounts ranging from 50% to 75% of construction costs, depending on the operating results of the individual property. The Mortgage Facility provides for the following fees to be paid by the Company: (1) a commitment fee, $1,600,000 of which was paid pursuant to the execution of the Mortgage Facility $400,000 of which will be paid if the availability under the Mortgage Facility is increased; (2) a drawdown fee of 1% of the funds loaned under the Mortgage Facility; and (3) a fee paid by the issuance of 750,540 shares of common stock of the Company at the time the Mortgage Facility was executed. These fees, which include the estimated fair market value of the common stock issued to the lender, will be

                          EXTENDED STAY AMERICA, INC.

amortized over the life of the Mortgage Facility using the effective yield method, thus increasing the effective interest rate above the stated interest rate discussed below. Additionally, the lender was provided the right, which it has exercised, to purchase 500,430 shares of common stock at a price of $4.76 per share upon the execution of the Mortgage Facility. The Mortgage Facility also provides for additional fees in the event of termination or nonusage of amounts in excess of $100 million of up to 2.0% of the portion of the facility so terminated or unused. All amounts borrowed under the Mortgage Facility will be fully guaranteed by the Company and will be collateralized by, among other things, first mortgages on the properties financed and assignment of leases, rents and security deposits related to each property. The amounts drawn under the Mortgage Facility will bear interest at a base rate equal to the ten-year U.S. Treasury securities rate plus 4.0% at the times the loans are made. Advances under the Mortgage Facility will be provided on an interest only basis for a pre-stabilization period and will be amortized based on a 25-year schedule thereafter with a final maturity on the December 31 following the tenth anniversary of the date that the loan begins to amortize.

  Prepayment of mortgage loans may be made subject to specified penalties provided certain conditions are met. Such prepayments may be made without penalty within five years of their respective final maturity dates. The Mortgage Facility provides that the Company must maintain a tangible net worth of not less than $40,000,000 and amounts due under the Mortgage Facility may at any time become immediately due and payable if the current members of the Board of Directors cease to constitute a majority of the board. The Company must place $22,500,000 in an escrow account in the name of the lender prior to obtaining the first loan and an additional $22,500,000 once the loan amount exceeds $33,750,000. Funds deposited in the escrow account will be classified as noncurrent and will be used to acquire and construct extended stay lodging facilities. The loan also requires the Company to fund certain other escrow accounts. The Company's dividends cannot exceed 50% of the excess of its net income for any period over its cumulative losses not previously applied in computing the limitation.

  The Company believes that there is no material difference in the carrying amount (including the terms and conditions outlined above) and estimated fair value of the Company's Mortgage Facility.

NOTE 10--RELATED PARTY TRANSACTIONS

  During the period ended December 31, 1995, the Company borrowed under an informal revolving loan agreement from shareholders and their affiliates, which was paid on August 18, 1995. The maximum amount outstanding during the period was approximately $4,476,000. Interest payments of approximately $92,000 were made on the loans from shareholders and their affiliates, all of which were capitalized and included in the cost of buildings and improvements.

  The Company leases office space on a month-to-month basis from a company on whose board the Chief Executive Officer of the Company serves. The Company recognized rent expense of $18,000 through December 31, 1995 related to this lease. In addition, the Company leases office space on a month-to-month basis from a company owned by the Chairman of the Board of the Company. The Company recognized rent expense of $15,000 through December 31, 1995 related to this lease.

  During 1995, the Company incurred charges of approximately $412,000 from a company controlled by a shareholder for the use of airplanes, including $133,000 in amounts due to related parties at December 31, 1995. Approximately $70,000 of such charges were incurred in connection with the Company's initial public offering and approximately $342,000 is included in corporate operating and property management expenses. Approximately $126,000 in charges were incurred from a law firm, one of the partners of which is a director of the Company. Substantially all of such charges were incurred in connection with the Company's organization, initial public offering and obtaining the Mortgage Facility.

  The Company acquired a property site for approximately $562,000 in cash from a partnership in which certain shareholders are partners during 1995.

                          EXTENDED STAY AMERICA, INC.

NOTE 11--INCOME TAXES

  The Company adopted SFAS 109 upon inception. Under the provisions of SFAS 109, there was no income tax expense on the net loss for the period ended December 31, 1995. Accordingly, there is no current nor deferred federal or state income tax expense in the initial period.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are presented below:

      Deferred tax assets:
        Start up expenses capitalized for tax......................... $242,000
        Net operating loss carryforward...............................  155,000
        Other.........................................................   78,000
                                                                       --------
          Total gross deferred tax asset..............................  475,000
      Less valuation allowance........................................ (453,000)
                                                                       --------
          Net deferred tax asset......................................   22,000
                                                                       --------
      Deferred tax liability:
        Fixed assets, due to differences in depreciation..............  (22,000)
                                                                       --------
          Net deferred tax liability.................................. $    -0-
                                                                       ========

  A valuation allowance of $453,000 was established in the Company's initial period. The Company believes the reversal of existing taxable temporary differences will be sufficient to recognize the remaining deferred tax assets. At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $450,000, which are available to offset future federal taxable income, if any, through 2010.

  No income taxes were paid during the period January 9, 1995 through December 31, 1995.

NOTE 12--INITIAL PUBLIC OFFERING

  On December 19, 1995, the Company closed an initial public offering of 5,060,000 shares of its common stock at a public offering price of $13.00 per share and a concurrent offering to existing shareholders of 2,067,825 shares of common stock at an offering price of $12.09 per share, being the initial public offering price per share less the underwriting discounts and commissions. The proceeds to the Company of such offerings were approximately $85,275,000, net of estimated offering expenses.

NOTE 13--EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") has issued Statement No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires the Company to identify properties for which it has committed to an exit plan or which may be otherwise impaired. The fixed assets for such properties must be written down to fair market value. The Company anticipates that the adoption of SFAS 121, required for fiscal years beginning after December 15, 1995, will not result in a reduction of net fixed assets or an increase in expenses in the fiscal year 1996 statement of operations.

  The FASB has also issued Statement No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. Under SFAS 123, companies are encouraged but not required to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value accounting rules. Companies that choose not to record compensation expense under the new rules will be required to disclose pro forma net income and earnings per share under the new method. The Company has not yet determined the financial statement impact of SFAS 123 and has elected not to recognize the impact of this pronouncement in its fiscal 1995 statement of operations, but will disclose as required in the fiscal 1996 financial statements on a comparative basis the effect of SFAS 123 on net income and earnings per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying statements of operations, partners' deficit and cash flows of Welcome Inn America 89-1, L.P. for each of the two years ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Welcome Inn America 89-1, L.P. operations and its cash flows for each of the two years in the period ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
October 16, 1995

                         WELCOME INN AMERICA 89-1, L.P.

                            STATEMENTS OF OPERATIONS

                                                                     FOR THE
                                            FOR THE YEAR ENDED     PERIOD FROM
                                               DECEMBER 31,      JANUARY 1, 1995
                                            --------------------     THROUGH
                                              1993       1994    AUGUST 18, 1995
Revenue:
  Room revenue............................. $927,593  $1,009,872    $670,954
  Other, net...............................   71,778      69,415      41,883
                                            --------  ----------    --------
    Total revenue..........................  999,371   1,079,287     712,837
                                            --------  ----------    --------
Costs and expenses:
  Property operating expenses..............  452,951     495,182     322,337
  Property management fees to partners.....  104,051      66,564      44,880
  Depreciation and amortization............  138,987     141,362      95,546
                                            --------  ----------    --------
    Total costs and expenses...............  695,989     703,108     462,763
                                            --------  ----------    --------
    Income from operations.................  303,382     376,179     250,074
Interest expense:
  Bank.....................................  185,518     211,607     184,226
  Partners.................................  196,788     149,032      87,926
                                            --------  ----------    --------
    Total interest expense.................  382,306     360,639     272,152
                                            --------  ----------    --------
    Net income (loss)...................... $(78,924) $   15,540    $(22,078)
                                            ========  ==========    ========


    The accompanying notes are an integral part of the financial statements.

                         WELCOME INN AMERICA 89-1, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT
        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1994
          AND THE PERIOD FROM JANUARY 1, 1995 THROUGH AUGUST 18, 1995

Balance, January 1, 1993............................................ $(611,817)
Net loss............................................................   (78,924)
                                                                     ---------
Balance, December 31, 1993..........................................  (690,741)
Net income..........................................................    15,540
                                                                     ---------
Balance, December 31, 1994..........................................  (675,201)
Net loss............................................................   (22,078)
                                                                     ---------
Balance, August 18, 1995............................................ $(697,279)
                                                                     =========



    The accompanying notes are an integral part of the financial statements.

                         WELCOME INN AMERICA 89-1, L.P.

                            STATEMENTS OF CASH FLOWS

                                               FOR THE              FOR THE
                                         YEAR ENDED DECEMBER      PERIOD FROM
                                                 31,            JANUARY 1, 1995
                                        ----------------------      THROUGH
                                          1993        1994      AUGUST 18, 1995
Cash flows from operating activities:
 Net income (loss)..................... $ (78,924) $    15,540     $(22,078)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation.........................   126,110      127,456       86,760
  Amortization.........................    12,877       13,906        8,786
  Change in:
   Accounts receivable.................       106       (7,115)         117
   Other current assets................      (496)      (2,851)       5,672
   Accounts payable....................     3,737       (3,801)      43,481
   Accrued expenses....................     8,361       (1,483)     (17,350)
   Accrued interest....................   (68,493)    (112,629)      79,628
   Accrued salaries....................    (1,625)         496      (10,338)
                                        ---------  -----------     --------
Net cash provided by operating
 activities............................     1,653       29,519      174,678
                                        ---------  -----------     --------
Cash flows from investing activities:
 Expenditures for buildings and
  improvements.........................   (30,547)        (660)
 Purchases of furniture, fixtures and
  equipment............................    (5,052)                  (31,921)
                                        ---------  -----------     --------
Net cash used in investing activities..   (35,599)        (660)     (31,921)
                                        ---------  -----------     --------
Cash flows from financing activities:
 Proceeds from long-term debt..........              2,500,000
 Proceeds from notes payable to
  partners.............................   260,000
 Principal payments on long-term debt..  (209,333)  (1,874,667)     (96,000)
 Principal payments on notes payable to
  partners.............................               (693,781)
 Additions to deferred loan costs......   (18,000)
                                        ---------  -----------     --------
Net cash provided by (used in)
 financing activities..................    32,667      (68,448)     (96,000)
                                        ---------  -----------     --------
Net increase (decrease) in cash........    (1,279)     (39,589)      46,757
Cash at beginning of periods...........   123,676      122,397       82,808
                                        ---------  -----------     --------
Cash at end of periods................. $ 122,397  $    82,808     $129,565
                                        =========  ===========     ========
Supplemental cash flow disclosure,
 interest paid......................... $ 450,799  $   473,268     $192,524
                                        =========  ===========     ========

    The accompanying notes are an integral part of the financial statements.

                        WELCOME INN AMERICA 89-1, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Welcome Inn America 89-1, L.P. (the "Partnership") is a Georgia limited partnership that operates an extended stay facility (formerly known as the "Welcome Inn") in Marietta, Georgia.

  On August 18, 1995, the Partnership's extended stay facility was acquired by Extended Stay America, Inc. (the "Company"). In order to present comparable results of operations and cash flows of the Partnership, the accompanying financial statements represent the historical results of operations and cash flows of the Partnership through August 18, 1995, immediately prior to the acquisition by the Company. Accordingly, any gain or loss on the sale of assets to the Company has not been recognized in the accompanying financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Buildings and improvements....................................... 40 years
      Furniture, fixtures and equipment................................  7 years

  Deferred Loan Costs. The Partnership has incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loans using the effective yield method.

  Income Taxes. Any income taxes related to income earned by the Partnership are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned.

NOTE 3--LONG-TERM DEBT

  Interest expense related to long-term debt consisting of mortgages held by various banks and partners. Certain notes have variable rates of interest tied to various commonly used indices.

  The following is a summary of long-term debt on which interest expense was incurred:

                                                             1993       1994
   Note payable to a bank paid in August 1995............            $2,416,000
   Note payable to a bank paid in 1994................... $1,790,667
   Note payable to a partner, bearing interest at twelve
   percent per year......................................  1,716,191  1,022,410
                                                          ---------- ----------
                                                          $3,506,858 $3,438,410
                                                          ========== ==========

NOTE 4--RELATED PARTY TRANSACTIONS

  Management fees and interest charged by partners are as follows:

                                                            MANAGEMENT INTEREST
                                                               FEES    EXPENSE
   1993....................................................  $104,051  $196,788
   1994....................................................    66,564   149,032
   Period from January 1, 1995 to August 18, 1995..........    44,880    87,926

  Management fees in 1993 included a one time bonus payment to a partner of approximately $42,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying balance sheets of Apartment/Inn, L.P. as of December 31, 1994 and 1995, and the related statements of operations and partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment/Inn, L.P. at December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
January 26, 1996

                              APARTMENT/INN, L.P.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1994        1995
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  379,272  $   73,407
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of
     $10,933 in 1994 and $14,627 in 1995................     19,268      25,448
    Related parties.....................................     16,568      68,826
  Refundable property taxes.............................                 20,062
  Other current assets..................................      3,937       3,142
                                                         ----------  ----------
      Total current assets..............................    419,045     190,885
                                                         ----------  ----------
Property and equipment, net.............................  2,855,407   2,718,312
Other assets............................................     13,845       9,502
                                                         ----------  ----------
                                                         $3,288,297  $2,918,699
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable...................................... $   27,982  $   18,292
  Accrued salaries......................................      4,023       5,216
  Accrued interest......................................     26,800      26,800
  Other accrued expenses................................     28,552      17,272
  Current maturities of long-term debt..................    224,773     163,475
                                                         ----------  ----------
      Total current liabilities.........................    312,130     231,055
                                                         ----------  ----------
Long-term debt..........................................  3,230,201   3,022,197
                                                         ----------  ----------
  Total liabilities.....................................  3,542,331   3,253,252
                                                         ----------  ----------
Partners' deficit.......................................   (254,034)   (334,553)
                                                         ----------  ----------
                                                         $3,288,297  $2,918,699
                                                         ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
Revenue:
  Room revenue......................................... $1,696,763  $1,820,680
  Other, net...........................................     77,735      76,909
                                                        ----------  ----------
    Total revenue......................................  1,774,498   1,897,589
                                                        ----------  ----------
Costs and expenses:
  Property operating expenses..........................    745,434     755,176
  Property management fees to partners.................    106,059     113,215
  Depreciation and amortization........................    202,568     173,936
                                                        ----------  ----------
    Total costs and expenses...........................  1,054,061   1,042,327
                                                        ----------  ----------
  Income from operations...............................    720,437     855,262
Interest expense.......................................    418,758     394,413
                                                        ----------  ----------
  Net income...........................................    301,679     460,849
Partners' deficit, beginning of year...................   (467,793)   (254,034)
  Distributions........................................    (87,920)   (541,368)
                                                        ----------  ----------
Partners' deficit, end of year......................... $ (254,034) $ (334,553)
                                                        ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR
                                                                  ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1995
Cash flows from operating activities:
 Net income................................................ $301,679  $460,849
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation.............................................  163,775   169,593
  Amortization.............................................   38,793     4,343
  Change in:
   Accounts receivable.....................................   (4,433)  (58,438)
   Refundable property taxes...............................            (20,062)
   Other current assets....................................   10,755       795
   Accounts payable........................................   11,621    (9,690)
   Accrued expenses........................................   11,109   (11,280)
   Accrued salaries........................................       55     1,193
                                                            --------  --------
    Net cash provided by operating activities..............  533,354   537,303
                                                            --------  --------
Cash flows from investing activities:
 Purchase of property and equipment........................  (29,333)  (32,498)
                                                            --------  --------
    Net cash used in investing activities..................  (29,333)  (32,498)
                                                            --------  --------
Cash flows from financing activities:
 Principal payments on long-term debt...................... (130,778) (269,302)
 Payments of deferred loan costs...........................   (5,234)
 Distributions to partners.................................  (87,920) (541,368)
                                                            --------  --------
    Net cash used in financing activities.................. (223,932) (810,670)
                                                            --------  --------
Net increase (decrease) in cash............................  280,089  (305,865)
                                                            --------  --------
Cash at beginning of periods...............................   99,183   379,272
                                                            --------  --------
Cash at end of periods..................................... $379,272  $ 73,407
                                                            ========  ========
Supplemental cash flow disclosure, interest paid........... $418,758  $394,413
                                                            ========  ========


    The accompanying notes are an integral part of the financial statements.

                              APARTMENT/INN, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Apartment/Inn, L.P. (the "Partnership") is a Georgia limited partnership that operates an extended stay facility (known as the "Apartment Inn") in Norcross, Georgia. On January 26, 1996, the Partnership's extended stay facility was acquired by Extended Stay America, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Buildings and improvements....................................... 40 years
      Furniture, fixtures and equipment................................  7 years

  Deferred Loan Costs. The Partnership has incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loans using the effective yield method. Deferred loan costs are included in other assets.

  Income Taxes. Any income taxes related to income earned by the Partnership are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                             1994       1995
      Land............................................... $  635,639 $  635,639
      Building and improvements..........................  2,492,855  2,509,540
      Furniture and fixtures.............................    671,287    687,100
                                                          ---------- ----------
                                                           3,799,781  3,832,279
      Less accumulated depreciation......................    944,374  1,113,967
                                                          ---------- ----------
                                                          $2,855,407 $2,718,312
                                                          ========== ==========

                              APARTMENT/INN, L.P.

NOTE 4--LONG-TERM DEBT

Long-term debt consists of the following as of December
31:                                                         1994        1995
Mortgage loan, principal and interest payable $44,529
 monthly with a final balloon payment due June 1997,
 interest at 12%.......................................  $3,322,879  $3,137,376
Mortgage loan, principal and interest payable $6,000
 monthly through August 1996, interest at 18%..........     111,462      45,145
Other..................................................      20,633       3,151
                                                         ----------  ----------
                                                          3,454,974   3,185,672
Less current maturities................................    (224,773)   (163,475)
                                                         ----------  ----------
Long term debt, net of current maturities..............  $3,230,201  $3,022,197
                                                         ==========  ==========

  The mortgage loans are collateralized by substantially all of the Partnership's property and equipment. Aggregate maturities of long term debt are as follows: 1996--$163,475; 1997--$3,022,197.

  The Partnership believes that there is no material difference in the carrying amount and estimated fair value of the Partnership's long-term debt, since all of it matures on or prior to June 1997.

NOTE 5--RELATED PARTY TRANSACTIONS

  Management fees charged by and room revenue charged to a company controlled by a partner are as follows:

                                                              MANAGEMENT  ROOM
                                                                 FEES    REVENUE
      1994...................................................  $106,059  $   --
      1995...................................................   113,215  45,607

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying combined balance sheets of Hometown Inn I, LTD and Hometown Inn II, LTD (the "Partnerships") as of December 31, 1994 and 1995, and the related combined statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Hometown Inn I, LTD and Hometown Inn II, LTD at December 31, 1994 and 1995 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
February 23, 1996

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                           ---------------------
                          ASSETS                              1994       1995
Current assets:
  Cash and cash equivalents............................... $  177,079 $  362,357
  Accounts receivable, net of allowance for doubtful
   accounts of $3,813 in 1994 and $7,686 in 1995..........      3,751     32,260
  Supply inventories......................................     26,660     26,660
  Advance to affiliate....................................                91,938
  Other current assets....................................                 2,913
                                                           ---------- ----------
    Total current assets..................................    207,490    516,128
Property and equipment, net...............................  4,966,202  4,964,094
Other assets..............................................      7,000     17,733
                                                           ---------- ----------
                                                           $5,180,692 $5,497,955
                                                           ========== ==========
            LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable........................................ $   15,801 $   29,912
  Accrued expenses........................................     75,304     60,274
  Deposits................................................     19,660    161,970
  Advances from affiliates................................    159,120    204,120
  Current maturities of long-term debt....................    117,903    185,949
                                                           ---------- ----------
    Total current liabilities.............................    387,788    642,225
Long-term debt............................................  1,483,324  1,529,874
                                                           ---------- ----------
    Total liabilities.....................................  1,871,112  2,172,099
Partners' capital.........................................  3,309,580  3,325,856
                                                           ---------- ----------
                                                           $5,180,692 $5,497,955
                                                           ========== ==========



     The accompanying notes are an integral part of the combined financial statements.

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

            COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                            FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1993        1994        1995
Revenue:
  Room revenue............................. $1,802,707  $2,123,589  $2,234,569
  Other, net...............................     84,679      99,719      96,617
                                            ----------  ----------  ----------
    Total revenue..........................  1,887,386   2,223,308   2,331,186
                                            ----------  ----------  ----------
Costs and expenses:
  Property operating expenses..............  1,074,103   1,143,716     989,337
  Property management fees to related
   party...................................    105,600     105,600     144,357
  Depreciation and amortization............    229,142     232,632     244,603
                                            ----------  ----------  ----------
    Total costs and expenses...............  1,408,845   1,481,948   1,378,297
                                            ----------  ----------  ----------
Income from operations.....................    478,541     741,360     952,889
Interest expense...........................    131,848     137,532     170,232
                                            ----------  ----------  ----------
    Net income.............................    346,693     603,828     782,657
Partners' capital, beginning of year.......  3,538,770   3,455,553   3,309,580
  Distributions............................   (429,910)   (749,801)   (766,381)
                                            ----------  ----------  ----------
Partners' capital, end of year............. $3,455,553  $3,309,580  $3,325,856
                                            ==========  ==========  ==========




     The accompanying notes are an integral part of the combined financial statements.

                  HOMETOWN INN I, LTD AND HOMETOWN INN II, LTD

                       COMBINED STATEMENTS OF CASH FLOWS

                                                FOR THE YEAR ENDED DECEMBER
                                                            31,
                                               -------------------------------
                                                 1993       1994       1995
Cash flows from operating activities:
  Net income.................................. $ 346,693  $ 603,828  $ 782,657
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation..............................   229,142    232,632    243,056
    Amortization..............................                           1,547
    Change in:
      Accounts receivable.....................     9,271     37,488    (28,509)
      Other assets............................    (1,377)     1,377     (2,913)
      Accounts payable........................       944    (26,506)    14,111
      Deposits................................     3,927      8,833    142,310
      Accrued expenses........................   (10,763)    11,346    (15,030)
                                               ---------  ---------  ---------
  Net cash provided by operating activities...   577,837    868,998  1,137,229
                                               ---------  ---------  ---------
Cash flows from investing activities,
 purchases of property and equipment..........   (34,818)   (41,384)  (240,948)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Payments of deferred loan costs.............                         (12,280)
  Advances to affiliates......................                         (91,938)
  Advances from affiliates....................    73,650     85,470     45,000
  Principle payments on long-term debt........   (97,549)  (130,956)  (130,404)
  Proceeds from issuance of long-term debt....                         245,000
  Distributions to partners...................  (429,910)  (749,801)  (766,381)
                                               ---------  ---------  ---------
        Net cash used in financing activities.  (453,809)  (795,287)  (711,003)
                                               ---------  ---------  ---------
Net increase in cash..........................    89,210     32,327    185,278
Cash at beginning of periods..................    55,542    144,752    177,079
                                               ---------  ---------  ---------
Cash at end of periods........................ $ 144,752  $ 177,079  $ 362,357
                                               =========  =========  =========
Supplemental cash flow disclosure, interest
 paid......................................... $ 125,141  $ 136,809  $ 170,227
                                               =========  =========  =========


     The accompanying notes are an integral part of the combined financial statements.

                   HOMETOWN INN I, LTD, HOMETOWN INN II, LTD

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation. The combined financial statements include the assets, liabilities, capital and results of operations of two limited partnerships, Hometown Inn I, LTD and Hometown Inn II, LTD. Where referred to herein, the "Partnerships" include the two entities listed above. All significant intercompany accounts and transactions have been eliminated.

  Description of Business. The Partnerships operate two extended stay facilities in Norcross, Georgia and Riverdale, Georgia. On February 23, 1996, the Partnerships' extended stay facilities were acquired by Extended Stay America, Inc.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk. The Partnerships maintained deposits totalling $362,357 at December 31, 1995 with one bank. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

  Cash and cash equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Supply Inventory. Supply inventories consist primarily of linen, cleaning and other room supplies and are stated at the lower of cost or market.

  Property and Equipment. Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The estimated useful lives on the assets are as follows:

      Buildings and improvements...................................... 40 years
      Furniture, fixtures and equipment............................... 5-7 years

  Deferred Loan Costs. The Partnerships have incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the respective loan using the effective yield method. Deferred loan costs are included in other assets.

  Income Taxes. Any income taxes related to income earned by the Partnerships are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned. Prepayments and deposits are recorded as unearned revenue.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at December 31:

                                                          1994         1995
      Land............................................ $   646,007  $   646,007
      Building and improvements.......................   4,893,161    4,893,161
      Furniture and fixtures..........................     785,355    1,006,213
                                                       -----------  -----------
                                                         6,324,523    6,545,381
      Less accumulated depreciation...................  (1,358,321)  (1,581,287)
                                                       -----------  -----------
                                                       $ 4,966,202  $ 4,964,094
                                                       ===========  ===========

                   HOMETOWN INN I, LTD, HOMETOWN INN II, LTD

3. LONG-TERM DEBT:

                                                             1994       1995
Long-term debt consists of the following as of December
31:
Mortgage loan, principal and interest payable monthly at
 approximately $23,000 through January 1997, interest at
 prime plus 1%........................................... $1,601,227 $1,483,325
Mortgage loan principal and interest payable monthly at
 approximately $5,300 through August 2000, interest at
 11%.....................................................               232,498
                                                          ---------- ----------
                                                           1,601,227  1,715,823
Less current maturities..................................    117,903    185,949
                                                          ---------- ----------
Long-term debt, net of current maturities................ $1,483,324 $1,529,874
                                                          ========== ==========

  The mortgage loans are collateralized by substantially all of the Partnerships' property and equipment. Aggregate maturities of long term debt are as follows: 1996--$185,949; 1997--$1,382,719; 1998--$50,217; 1999--
$56,028; 2000--$40,910.

  The Partnerships believe that there is no material difference in the carrying amount and estimated fair value of the long-term debt.

4. RELATED PARTY TRANSACTIONS:

  Management fees are charged by a related entity controlled by the partners and advances are made to and taken by the related entity from the Partnerships as follows:

                                        MANAGEMENT  ADVANCES TO   ADVANCES FROM
                                           FEES    RELATED ENTITY RELATED ENTITY
      1993.............................  $105,600     $              $ 73,650
      1994.............................   105,600                     159,120
      1995.............................   144,357      91,938         204,120

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying balance sheet of Kipling Hospitality Enterprise Corporation as of December 31, 1995 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kipling Hospitality Enterprise Corporation at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
May 4, 1996

                   KIPLING HOSPITALITY ENTERPRISE CORPORATION

                                 BALANCE SHEETS

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                        ASSETS                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $   37,728  $   40,136
  Accounts receivable.................................      24,058      21,255
  Supply inventories..................................      40,338      40,338
  Prepaid and other current assets....................      32,425       5,314
                                                        ----------  ----------
    Total current assets..............................     134,549     107,043
                                                        ----------  ----------
Property and equipment, net...........................   1,468,171   1,454,178
Deferred loan costs, net..............................       9,797       8,327
                                                        ----------  ----------
                                                        $1,612,517  $1,569,548
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable....................................  $   40,758  $   15,730
  Accrued salaries and related expenses...............      16,152      15,537
  Accrued property taxes..............................      31,350      39,475
  Accrued expenses....................................      14,136       7,406
  Deferred revenue....................................       7,062       9,499
  Note payable to related party.......................      33,486      33,486
  Note payable to former shareholder..................      80,000      80,000
  Current maturities of long-term debt................      63,437      64,454
                                                        ----------  ----------
    Total current liabilities.........................     286,381     265,587
                                                        ----------  ----------
Long-term debt........................................   1,116,934   1,105,358
                                                        ----------  ----------
    Total liabilities.................................   1,403,315   1,370,945
                                                        ----------  ----------
Shareholder's Equity:
  Common stock, $2 par value, 100,000 shares
   authorized, 87,000 shares issued and outstanding...     174,000     174,000
  Additional paid in capital..........................      30,270      30,270
  Due from affiliated companies and prepaid services..    (515,053)   (521,395)
  Retained earnings...................................     519,985     515,728
                                                        ----------  ----------
                                                           209,202     198,603
                                                        ----------  ----------
                                                        $1,612,517  $1,569,548
                                                        ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                   KIPLING HOSPITALITY ENTERPRISE CORPORATION

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                        FOR THE      FOR THE
                                           FOR THE    THREE MONTHS THREE MONTHS
                                          YEAR ENDED     ENDED        ENDED
                                         DECEMBER 31,  MARCH 31,    MARCH 31,
                                             1995         1995         1996
                                         ------------ ------------ ------------
                                                      (UNAUDITED)  (UNAUDITED)
Revenue:
  Room revenue..........................  $1,255,118    $273,374     $231,426
  Telephone income......................      47,426      11,740        7,595
  Other, net............................      22,075       5,592        5,702
                                          ----------    --------     --------
    Total revenue.......................   1,324,619     290,706      244,723
                                          ----------    --------     --------
Costs and expenses:
  Property operating expenses...........     736,994     165,893      167,465
  Management salaries...................      53,269      11,013        6,787
  Franchise expense.....................      58,093      12,348       11,260
  Depreciation and amortization.........      89,018      16,634       18,132
                                          ----------    --------     --------
    Total costs and expenses............     937,374     205,888      203,644
                                          ----------    --------     --------
Income from operations..................     387,245      84,818       41,079
Other income (expense):
  Loss on sale of property and
   equipment............................     (20,774)
  Interest income.......................      20,287          66           76
  Interest expense......................    (139,298)    (34,788)     (31,912)
                                          ----------    --------     --------
    Net income..........................     247,460      50,096        9,243
Retained earnings, beginning of period..     374,996     374,996      519,985
  Dividends.............................    (102,471)                 (13,500)
                                          ----------    --------     --------
Retained earnings, end of period........  $  519,985    $425,092     $515,728
                                          ==========    ========     ========


    The accompanying notes are an integral part of the financial statements.

                  KIPLING HOSPITALITY ENTERPRISE CORPORATION

                           STATEMENTS OF CASH FLOWS

                                FOR THE         FOR THE            FOR THE
                               YEAR ENDED  THREE MONTHS ENDED THREE MONTHS ENDED
                              DECEMBER 31,     MARCH 31,          MARCH 31,
                                  1995            1995               1996
                              ------------ ------------------ ------------------
                                              (UNAUDITED)        (UNAUDITED)
Cash flows from operating
 activities:
  Net income................    $247,460        $ 50,096           $  9,243
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation............      74,140          15,164             16,662
    Amortization............      14,878           1,470              1,470
    Loss on sale of property
     and equipment..........      20,744
  Change in:
    Accounts receivable.....       6,398           4,021              2,804
    Prepaid and other
     current assets.........     (31,709)              1             27,111
    Accounts payable........       8,996         (15,584)           (25,028)
    Accrued expenses........      (1,259)         28,159              3,217
                                --------        --------           --------
      Net cash provided by
       operating activities.     339,648          83,327             35,479
                                --------        --------           --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment................     (72,240)        (41,216)            (2,670)
  Proceeds from sale of
   property and equipment...      13,779
                                --------        --------           --------
      Net cash used in
       investing activities.     (58,461)        (41,216)            (2,670)
                                --------        --------           --------
Cash flows from financing
 activities:
  Advances to affiliated
   companies................     (46,434)                            (6,342)
  Advances from affiliated
   companies................                       4,988
  Principal payments on
   long-term debt...........    (124,345)         (9,693)           (10,559)
  Proceeds from issuance of
   long-term debt...........      10,065
  Dividends.................    (102,471)                           (13,500)
                                --------        --------           --------
      Net cash used in
       financing activities.    (263,185)         (4,705)           (30,401)
                                --------        --------           --------
Net increase in cash........      18,002          37,406              2,408
Cash at beginning of period.      19,726          19,726             37,728
                                --------        --------           --------
Cash at end of period.......    $ 37,728        $ 57,132           $ 40,136
                                ========        ========           ========
Noncash financing
 transaction, prepaid
 services to former
 shareholder................    $ 80,000
                                ========
Supplemental cash flow
 disclosure, interest paid..    $149,804        $ 34,995           $ 37,612
                                ========        ========           ========

   The accompanying notes are an integral part of the financial statements.

                   KIPLING HOSPITALITY ENTERPRISE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business. Kipling Hospitality Enterprise Corporation (the "Company") operates a franchise hospitality property in Lakewood, Colorado. In 1996, the Company entered into an agreement to sell its hospitality property and equipment to Extended Stay America, Inc.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Supply Inventory. Supply inventories consist primarily of linen, cleaning and other room supplies and are stated at the lower of cost or market.

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Building and improvements........................................ 40 years
      Furniture, fixtures and equipment................................  7 years

  Franchise Fee. Franchise fee is stated at cost and is amortized on a straight-line basis over the period of the franchise agreement.

  Income Taxes. The Company's shareholder elected that the Company be subject to S Corporation regulations under the Internal Revenue Code. As such, the shareholder is liable for federal and state income taxes.

  Deferred Loan Costs. The Company has incurred costs in obtaining financing. The costs have been deferred and are being amortized on a straight-line basis over the life of the respective loans.

  Revenue Recognition. Room revenue and other income are recognized when earned.

  Unaudited Interim Financial Statements. The unaudited interim financial statements have been prepared pursuant to generally accepted accounting principles applicable to interim financial statements and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results to be expected for a full year. All data at March 31, 1995 and 1996 and for each of the three-month periods then ended are unaudited.

                  KIPLING HOSPITALITY ENTERPRISE CORPORATION

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at December 31, 1995:

      Land.......................................................... $  539,000
      Building and improvements.....................................    990,132
      Furniture and fixtures........................................    214,997
      Transportation equipment......................................     38,708
                                                                     ----------
                                                                      1,782,837
      Less accumulated depreciation.................................    314,666
                                                                     ----------
                                                                     $1,468,171
                                                                     ==========

3. LONG-TERM DEBT:

  Long-term debt consists of the following as of December 31, 1995:

      Mortgage loan, principal and interest payable at approximately
       $13,450 monthly through September 1997, interest at the
       bank's base rate (base rate was 9.75% at December 31, 1995)
       plus 2%......................................................  $1,172,664
      Other.........................................................       7,707
                                                                      ----------
                                                                       1,180,371
      Less current maturities.......................................      63,437
                                                                      ----------
      Long-term debt, net of current maturities.....................  $1,116,934
                                                                      ==========

  The mortgage loan is collateralized by substantially all of the Company's property and equipment. Aggregate maturities of long-term debt are as follows:
1996--$63,437; 1997--$1,116,934.

  The Company believes that there is no material difference in the carrying amount and estimated fair value of the long-term debt.

4. NOTE PAYABLE TO FORMER SHAREHOLDER:

  The Company entered into a note payable agreement on September 15, 1995 to pay a former shareholder $100,000 to perform consulting, accounting, and bookkeeping services over a five year period. The note bears interest at 7% and is payable in five annual installments commencing on September 15, 1995.

5. RELATED PARTY TRANSACTIONS:

  Certain members of the Company's management provide management services to companies owned by the shareholder. The Company allocated approximately $45,000 of expenses to the affiliated companies in 1995 for providing these services. Due from affiliated companies and prepaid services at December 31, 1995 consists of:

      Advances to affiliated companies................................ $326,000
      Prepaid services to former shareholder (Note 4).................   80,000
      Receivable for allocated management services....................  109,053
                                                                       --------
                                                                       $515,053
                                                                       ========

                   KIPLING HOSPITALITY ENTERPRISE CORPORATION

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

6. LITIGATION

  From time to time, the Company has been involved in various legal proceedings. Management believes that all such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Company, would have a material adverse effect on the financial condition.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OF-FERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Recent Developments.......................................................   11
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   12
Selected Financial Data...................................................   13
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   19
Management................................................................   26
Certain Transactions......................................................   34
Principal Shareholders....................................................   35
Financing.................................................................   36
Description of Capital Stock..............................................   39
Shares Eligible for Future Sale...........................................   41
Underwriting..............................................................   42
Legal Matters.............................................................   43
Experts...................................................................   43
Available Information.....................................................   44
Index to Financial Statements.............................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               5,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

          --------------

                                  PROSPECTUS

          --------------

                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
                                ALLEN & COMPANY
                                 INCORPORATED
                                CS FIRST BOSTON
                               SMITH BARNEY INC.

                                        , 1996
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

      Securities and Exchange Commission registration fee............. $ 52,544
      NASD filing fee.................................................   15,738
      Blue Sky fees and expenses......................................   35,000
      Printing and engraving expenses.................................  150,000
      Transfer Agent fees and expenses................................    5,000
      Legal fees and expenses.........................................   90,000
      Accounting fees and expenses....................................   75,000
      Miscellaneous...................................................   76,718
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. The Restated Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify, to the extent permitted by Delaware law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

  The Company's Restated Certificate of Incorporation and Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains in improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

  The directors and officers of the Company are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In January 1995, the Company issued 1,677,060 shares of Common Stock to its initial stockholder for a $2,000 contribution to the capital of the Company. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In August 1995, pursuant to subscription agreements, the Company issued to approximately 30 accredited investors 11,718,000 shares of Common Stock in exchange for a $55,800,000 contribution to the capital of the Company made in August and October of 1995. The above-referenced shares were issued without registration under the Securities Act, in reliance upon the exemption in
Section 4(2) of the Securities Act.

  In August 1995, pursuant to a Contribution Agreement dated August 18, 1995 between the Company and Welcome Inn America 89-1, L.P. the Company issued 357,000 shares of Common Stock in exchange for certain assets and real property. The above-referenced shares were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  Pursuant to a commitment agreement dated August 31, 1995, the Company issued shares of Common Stock to DLJ and one of its affiliates as described under "Financing." The above-referenced shares were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                    DESCRIPTION OF EXHIBIT                    PAGE+
      -------                   ----------------------                    -----
      1.1      Proposed form of Underwriting Agreement.
      2.1*     Contribution Agreement, dated August 18, 1995, between
               the Company and Welcome Inn America 89-1, L.P.
      2.2**    Agreement to Purchase Hotel and related agreements dated
               January 24, 1996 between the Company and John W. Baker
               and Apartment/Inn, L.P.
      2.3**    Agreement to Purchase Hotel and related agreements dated
               February 23, 1996 among ESA 0992, Inc., ESA 0993, Inc.,
               Hometown Inn I, LTD, and Hometown Inn II, LTD.
      2.4***   Agreement to Purchase Hotel dated May 1, 1996 and re-
               lated agreements among ESA Properties, Inc., Kipling
               Hospitality Enterprise Corporation, and J. Craig McBride
      3.1*     Restated Certificate of Incorporation of the Company
      3.2*     Amended and Restated Bylaws of the Company
      4.1*     Specimen certificate representing shares of Common Stock
      5.1      Opinion of Bell, Boyd & Lloyd as to the legality of the
               Common Stock
     10.1*     Form of Subscription Agreement and related Demand Note
               and Stockholders Agreement between the Company and ap-
               proximately 30 investors entered into in August 1995
     10.2(a)*  Commitment for Mortgage Facility between the Company and
               DLJ Mortgage Capital, Inc. ("DLJMC")
     10.2(b)*  Mortgage Facility, dated October 31, 1995, between the
               Company and DLJMC
     10.3***   Amended and Restated 1995 Employee Stock Option Plan of
               the Company
     10.4*     Employment Agreement, dated as of June 1, 1995, between
               ESA Development, Inc. and Harold E. Wright
     10.5*     Stock Option Agreement, dated as of June 1, 1995, be-
               tween ESA Development, Inc. and Harold E. Wright
     10.6***   1995 Stock Option Plan for Non-Employee Directors of the
               Company
     10.7*     Contract to Buy and Sell Real Property, dated April 20,
               1995, between the Company and North Town Associates,
               L.P.
     10.8*     Aircraft Dry Lease, dated June 12, 1995, between Wyoming
               Associates, Inc. and the Company
     10.9*     Aircraft Dry Lease, dated June 12, 1995, between Wyoming
               Associates, Inc. and the Company

      EXHIBIT
      NUMBER                    DESCRIPTION OF EXHIBIT                    PAGE+
      -------                   ----------------------                    -----
     10.10***  Amended and Restated 1996 Employee Stock Option Plan of
               the Company
     10.11***  Employment Agreement, dated as of March 18, 1996, be-
               tween ESA Development, and Harold E. Wright
     10.12     Aircraft Dry Lease, dated April 5, 1996, between Morgan
               Corp. and the Company
     10.13***  Homestead Motorsports Complex Executive Suite License
               Agreement dated February 14, 1996 among The Homestead
               Motorsports Joint Venture, Miami Motorsports Joint Ven-
               ture, and the Company
     10.14***  Joe Robbie Stadium Executive Suite License Agreement
               dated March 18, 1996 between Robbie Stadium Corporation
               and the Company
     10.15***  Commitment letter for mortgage facility between the
               Company and CS First Boston Mortgage Capital Corporation
     11.1***   Revised Statement re: Computation of Per Share Loss
     21.1      List of subsidiaries of the Company
     23.1      Consent of Coopers & Lybrand L.L.P. (included in Part II
               of this registration statement)
     23.2      Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1)
     24.1*     Powers of Attorney (included on the signature page of
               this registration statement)
     27.1      Financial Data Schedule (for EDGAR filings only)

- ---------------------
   *Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-98452.
  **Incorporated by reference to the corresponding exhibit to the Company's
   Registration Statement on Form S-1, Registration No. 333-102. ***Incorporated by reference to the corresponding exhibit to the Company's
   Report on Form 10-Q for the quarter ended March 31, 1996.
   +This information appears only in the manually signed copy of this Registration Statement.

  (b) FINANCIAL STATEMENT SCHEDULES

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable, or the information has been provided in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FT. LAUDERDALE, STATE OF FLORIDA, ON MAY 8TH, 1996.

                                          Extended Stay America, Inc.

                                                  /s/ Robert A. Brannon
                                          By:__________________________________
                                                     Robert A. Brannon
                                              Senior Vice President and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby appoints George D. Johnson Jr., Robert A. Brannon, and Gregory R. Moxley, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 8TH, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
       PRINCIPAL EXECUTIVE OFFICER:


      /s/ George D. Johnson, Jr.               President and Chief Executive Officer
___________________________________________
          George D. Johnson, Jr.

       PRINCIPAL FINANCIAL OFFICER:

         /s/ Robert A. Brannon                Senior Vice President, Chief Financial
___________________________________________      Officer, Secretary, and Treasurer
            Robert A. Brannon

       PRINCIPAL ACCOUNTING OFFICER:

         /s/ Gregory R. Moxley                Vice President--Finance and Controller
___________________________________________
            Gregory R. Moxley


                 SIGNATURE                                     TITLE
                 ---------                                     -----
       A MAJORITY OF THE DIRECTORS:


           /s/ H. Wayne Huizenga                             Director
___________________________________________
             H. Wayne Huizenga

            /s/ Donald F. Flynn                              Director
___________________________________________
              Donald F. Flynn

        /s/ George D. Johnson, Jr.                           Director
___________________________________________
          George D. Johnson, Jr.

          /s/ Stewart H. Johnson                             Director
___________________________________________
            Stewart H. Johnson

             /s/ John J. Melk                                Director
___________________________________________
               John J. Melk

             /s/ Peer Pedersen                               Director
___________________________________________
               Peer Pedersen

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of our report dated January 26, 1996 on our audit of the consolidated financial statements of Extended Stay America, Inc., our report dated January 26, 1996 on our audits of the financial statements of Apartment/Inn, L.P., our report dated February 23, 1996 on our audits of the combined financial statements of Hometown Inn I, LTD and Hometown Inn II, LTD, our report dated October 16, 1995 on our audits of the financial statements of Welcome Inn America 89-1, L.P. and our report dated May 4, 1996 on our audit of the financial statements of Kipling Hospitality Enterprise Corporation. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."

                                          Coopers & Lybrand L.L.P.

Spartanburg, South Carolina
May 8, 1996